Exhibit 10.1

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN

EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUDED INFORMATION IS MARKED AS [***] BELOW.

EACH OF THE ENTITIES LISTED IN SCHEDULE 1

(AS COMPANY PARTIES)

FARFETCH LIMITED

(AS TOPCO)

FARFETCH HOLDINGS PLC

(AS THE COMPANY)

THE PARTICIPATING SENIOR LENDERS

THE INVESTORS

AND

THE BRIDGE LENDERS

TRANSACTION SUPPORT AGREEMENT

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe

London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

www.kirkland.com

1	Definitions and Interpretation	1

2	Effective Time	13

3	Forbearances	13

4	Rights and Obligations of Parties	14

5	Undertakings	15

6	Accessions	28

7	Transfers	30

8	Agreements among the Participating Senior Lenders	31

9	Limitations	35

10	Fees	37

11	Calculation Agent	40

12	Termination	41

13	Representations	42

14	Publicity	45

15	Confidentiality and Announcements	45

16	Information relating to Participating Debt	46

17	Specific Performance	47

18	Notices	47

19	Partial Invalidity	48

20	Remedies and Waivers	49

21	Amendments and Waivers	49

22	Reservation of Rights	50

23	Counterparts	50

24	Entire Agreement	50

25	Governing Law	50

26	Enforcement	51

27	Service of Process	51

Schedule 1 Original Company Parties		53

2

THIS AGREEMENT (this “Agreement”) is dated on the date stated on the front page and made between:

(1)	each of the entities listed in Schedule 1 (Original Company Parties) (together, the “Original Company Parties”);

(2)	FARFETCH HOLDINGS PLC, a public limited company organized under the laws of the England and Wales with registered number 12278361 (the “Company”);

(3)	FARFETCH LIMITED, an exempted company incorporated with limited liability in the Cayman Islands with registration number 336922 (“Topco”);

(4)	the Senior Lenders (as defined below) named as “Original Participating Senior Lenders” on the signature pages (together, the “Original Participating Senior Lenders”);

(5)	ATHENA TOPCO LP, a Delaware limited partnership (together, the “Original Investor”); and

(6)	the Bridge Lenders named as such on the signature pages (together, the “Original Bridge Lenders”).

BACKGROUND

(A)

Topco, the Company, the other Company Parties, the Original Participating Senior Lenders, the Investors and the Bridge Lenders have been in negotiations with the objective of reaching an agreement in relation to the Transaction (as defined below), the terms of which are more particularly set out in the Term Sheet (as defined below).

(B)	The Parties have agreed to enter into this Agreement in order to facilitate the implementation of the Transaction.

(C)	The Bridge Facility has been negotiated concurrently with, and is intended to be established, on or about the date as this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Ad Hoc Group” means the ad hoc group of Participating Senior Lenders advised by AHG Counsel as notified by AHG Counsel to Company Counsel and Investor Counsel from time to time.

“Additional Bridge Lender” means any person which has become a Bridge Lender in accordance with Clause 6 (Accessions) or Clause 7 (Transfers).

“Additional Company Party” means any subsidiary of the Company which has become a Company Party in accordance with Clause 6 (Accessions).

“Additional Debt” has the meaning given to such term in Clause 7.2 (Additional Debt).

“Additional Investor” means any person which has become an Investor in accordance with Clause 6 (Accessions).

“Additional Participating Senior Lender” means any person which has become a Participating Senior Lender in accordance with Clause 6 (Accessions) or Clause 7 (Transfers).

“Administrators’ Indemnity” has the meaning given to that term in the Term Sheet.

“Advisors” means:

(a)	AlixPartners as advisor to the Company (the “Company Financial Advisor”);

(b)	Evercore as a financial advisor to the Company (“Evercore”);

(c)	Houlihan Lokey as advisor to the Ad Hoc Group (the “AHG Financial Advisor”);

(d)	JP Morgan as a financial advisor to the Company (“JPM”);

(e)	Latham & Watkins as counsel to the Company (“Company Counsel” and, together with the Company Financial Advisor, the “Company Advisors”);

(f)	Milbank LLP as counsel to the Ad Hoc Group (“AHG Counsel” and, together with the AHG Financial Advisor, the “AHG Advisors”);

(g)	Kirkland & Ellis International LLP and Sidley Austin LLP each acting as counsel to one or more Investors and Bridge Lenders (“Investor Counsel” or the “Investor Advisors”); and

(h)	in respect of any other Party, the relevant advisor designated by that Party and accepted by the Company and the Investors in writing,

(the counsel described at paragraphs (e) to (h) above, being the “Counsel”).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company or a Related Fund.

“Agent” means the Administrative Agent under and as defined in the Senior Credit Agreement.

“Agreed Form” means:

(a)

with respect to any document, agreement, instrument, announcement, consent, notice or other written material other than the documents listed in paragraphs (b) below, a form and substance which is agreed by the Consent Parties; and

(b)

with respect to any Transaction Document to which Topco is a party or which affects Topco in any materially adverse respect, a form and substance which is agreed by Topco, the Company, the Majority Participating Senior Lenders, each of the Investors and the Bridge Lenders.

“Amendment Documents” means the Third Senior Amendment Agreement and the Closing Senior Amendment Agreement and any other amendment agreements in respect of the Senior Credit Facility necessary to give effect to the amendments to the Senior Credit Agreement as are contemplated under the Term Sheet and the Steps Plan and any additional Collateral Documents to be given in respect of the Existing Senior Facilities in connection with any Amendment Document (including Collateral Documents to be given by New Topco in accordance with the Term Sheet and including in respect of New Topco’s rights under the Interim Investment Agreement).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Beneficial Owner” means, in relation to any Debt, the person that (directly or indirectly) holds the ultimate beneficial and/or economic interest in such Debt (including by way of sub-participation or pursuant to a binding agreement).

“Bridge Debt” means:

(a)

in relation to an Original Bridge Lender, the principal amount of all Debt legally held by it (as notified by such Original Bridge Lender to the Company and/or the Calculation Agent in a Confidential Annexure) plus any accrued and unpaid interest (including any default interest) thereon and any other Debt transferred to it after the date of this Agreement;

(b)

in relation to any other Bridge Lender, the principal amount of all Debt legally held by it (as notified by any such Bridge Lender in any Lender Accession Letter executed by it) plus any accrued and unpaid interest (including any default interest) thereon and any other Debt transferred to it after the date of that Accession Letter, to the extent not reduced or transferred by it under this Agreement

“Bridge Facility” has the meaning given to the term Bridge Loan Facility in the Senior Credit Agreement.

“Bridge Facility Credit Support” means any security, guarantee, indemnity, quasi-security or similar arrangements in respect of the Bridge Facility as contemplated under the Senior Credit Agreement in respect of the Bridge Facility.

“Bridge Facility Equitisation” means the full equitisation of all of the Bridge Debt upon the Transaction Effective Time (including all accrued interest and other amounts or liabilities that may be owing or payable under any Loan Document to the Bridge Lenders in such capacity).

“Bridge Lender” means any Original Bridge Lender and any Additional Bridge Lender, which in each case has not ceased to be a Bridge Lender in accordance with the terms of this Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in San Francisco, New York and London.

“Calculation Agent” means any person notified by the Company to the other Parties as having been appointed as the Calculation Agent for the purposes of this Agreement.

“Cash Flow Forecast” means a cash flow forecast for the Group in the form previously provided to the AHG Advisors and Investor Advisors and, where applicable, a reconciliation of the actual cash position against the previous Cash Flow Forecast provided, together with (i) a condensed commentary on the principal reason(s) for any variances to the previous Cash Flow Forecast, and (ii) a summary of the liquidity position of the Group.

“Claim” means any action, claim, investigation or proceeding commenced or threatened (in writing) (including any action, claim, investigation or proceeding to preserve or enforce rights) in any jurisdiction.

“Collateral Agent” means the Collateral Agent under the Senior Credit Agreement.

“Companies Act” means the Companies Act 2006 (as amended).

“Company Party” means an Original Company Party and any Additional Company Party.

“Company Party Accession Letter” means a document substantially in the form set out in Schedule 4 (Form of Company Party Accession Letter).

“Competing Transaction” means any sale, merger, consolidation or other business combination or transfer (directly or indirectly) of, or tender offer or exchange offer with respect to the Company, or any sale, license, issuance or other transfer of, any of the businesses or any of the material assets, or voting or equity interests or debt securities, of the Company or any of its Subsidiaries, in each case other than (i) the Transaction, and (ii) any transaction that takes place following the termination of this Agreement pursuant to Clause 12.1 (Voluntary termination) as a result of a breach by the Investor or a Bridge Lender, (iii) any transaction that only takes place following New Topco’s election not to proceed with the closing of the Sale (as defined in the Term Sheet), unless New Topco has elected not to proceed as a result of an Investor or Bridge Lender terminating this Agreement pursuant to Clause 12.1 (Voluntary termination) or Clause 12.2 (Termination by individual Participating Senior Lender, an individual Investor or an individual Bridge Lender),as a result of a breach by a Party other than the Investor or Bridge Lender purporting to terminate this Agreement, as applicable (provided, for the avoidance of doubt, that if there is a final decision to deny New Topco any required final regulatory approval for the Sale or if New Topco decides to no longer attempt to obtain regulatory approvals, this shall constitute an election by New Topco not to proceed).

“Confidential Annexure” means a document substantially in the form set out in Schedule 5 (Form of Confidential Annexure).

“Consent Parties” means the Company, the Majority Participating Senior Lenders, each of the Investors and the Bridge Lenders.

“Cost Cover Estimate” means the amount of estimated fees, costs and expenses (excluding any disbursements and applicable tax) in respect of the period from the date of this Agreement to the Transaction Effective Date in respect of a Cost Covered Party (in respect of the Transaction only) as set out in the Cost Cover Schedule.

“Cost Cover Schedule” means the schedule setting out, among other things, the estimated fees, costs and expenses (excluding any disbursements and applicable tax) in respect of the period from the date of this Agreement to the Transaction Effective Date in respect of each Cost Covered Party in the form approved by the Company and the Original Investor.

“Cost Covered Party” means any professional adviser (including an Advisor, a financial adviser, tax adviser, and any local counsel or barrister) to a Party (other than an Investor or Bridge Lender) or its Affiliates whose estimated fees, costs and expenses (excluding any disbursements and applicable tax) in respect of the period from the date of this Agreement to the Transaction Effective Date are included in the Cost Cover Schedule and in respect of which any Company Party or any member of the Group (excluding, for the avoidance of doubt, Topco) has agreed to pay or reimburse such relevant Party or its Affiliates for that professional adviser’s fees, costs and expenses in connection with the Transaction.

“Closing Senior Amendment Agreement” means an amendment agreement to amend the Senior Credit Agreement, including to release the Company in respect of any liabilities under the Senior Credit Agreement and accede New Topco as the Parent, as contemplated by the Term Sheet.

“Data Room” has the meaning given to that term in paragraph (j) of Clause 13.2 (Representations of Topco and of the Company Parties)

“Debt” means:

(a)	in respect of any Senior Lender, all debts and liabilities due, owing or incurred from time to time by any member of the Group under or in connection with the Existing Senior Facilities; or

(b)	in respect of any Bridge Lender, all debts and liabilities due, owing or incurred from time to time by any member of the Group under or in connection with the Bridge Facility,

in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise.

“Deed of Release” means a deed of release that provides for releases on substantially the same terms as set out in Clause 5.5 (Releases).

“Default” has the meaning given to that term in the Senior Credit Agreement.

“Effective Time” has the meaning given to that term in paragraph (a) of Clause 2 (Effective Time).

“Enforcement Action” means:

(a)	the acceleration of any Debt or the making of any declaration that any Debt is prematurely due and payable;

(b)	the making of any declaration that any Debt is payable on demand;

(c)	the making of a demand in relation to any Debt that is payable on demand;

(d)	the making of any demand against any member of the Group in relation to any guarantee of that member of the Group or Topco in respect of any Debt;

(e)

the exercise of any right to require any member of the Group to acquire any Debt (including exercising any put or call option against any member of the Group or any Company Party for the redemption or purchase of any Debt);

(f)

the exercise of any right of set-off, account combination or payment netting against any member of the Group or Topco in respect of any Debt, other than any set-off required by law or as required by any Participating Senior Lender to combine accounts under a cash-pool to reduce gross exposure;

(g)	the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Group or Topco to recover any Debt;

(h)	the taking of any step to obtain recognition or enforcement of a judgment against any member of the Group or Topco in any jurisdiction in respect of any Debt;

(i)

the taking of any steps to obtain recognition or enforce or require the enforcement of any security or collateral with respect to the Debt (excluding any registrations or other steps in relation to the perfection of security interests that do not relate to any such enforcement); or

(j)

the petitioning (or taking any formal corporate action to petition for), applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer in any jurisdiction) in relation to, the winding up, dissolution, administration or reorganisation of any member of the Group or Topco, or any of member of the Group’s or Topco’s assets or any suspension of payments or moratorium of any indebtedness of any member of the Group or Topco, or any analogous procedure or step in any jurisdiction, except that the taking of any action falling in paragraphs (g) or (j) above which is necessary (but only to the extent necessary) to preserve or protect the validity, existence or priority of claims or any security interest in respect of the Debt, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods, shall not constitute an Enforcement Action.

“Equity Contributions” has the meaning given to that term in the Term Sheet.

“Event of Default” has the meaning given to the term “Event of Default” in the Senior Credit Agreement.

“Exclusivity Period” means the period commencing from and including the Effective Time and ending at the Termination Time.

“Existing Senior Facilities” means each Facility (under and as defined in the Senior Credit Agreement) other than the Bridge Facility.

“Fund Investors” means any person who is a direct or indirect investor in a Participating Senior Lender.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency of such body, or any court or arbitrator (public or private).

“Group” means the Company and each of its Subsidiaries from time to time.

“Holding Company” means, in relation to a person (the “first person”), any other person in respect of which the first person is a Subsidiary.

“Individual Commitment” means, in relation to a Participating Senior Lender, the amount and percentage of the Participating Debt held by a Participating Senior Lender.

“Insolvency Event” in relation to an entity means that the entity:

(a)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(b)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (a) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, administration, official management or liquidation;

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for any of its material assets;

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against any of its material assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 7 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action or step to commence or in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts described in paragraphs (b) to (i) above,

provided in each case that no action or step contemplated in the Term Sheet and/or the Steps Plan shall be considered an Insolvency Event.

“Interim Investors Agreement” means the Interim Investors Agreement entered into on the date of this Agreement between certain direct or indirect shareholders of the Original Investor in respect of the Equity Contributions.

“Investor” means the Original Investor and any Additional Investor.

“Investor Accession Letter” means a document substantially in the form set out in Schedule 3 (Form of Investor Accession Letter).

“Latham & Watkins” means Latham & Watkins (London) LLP (and/or any affiliates and/or any of its affiliated partnerships) acting in its capacity as legal adviser to the Company and/or the applicable Company Parties.

“Lender Accession Letter” means a document substantially in the form set out in Schedule 2 (Form of Lender Accession Letter).

“Lender List” means a list of Senior Lenders provided by the Agent to the Company.

“Loan Documents” has the meaning given to the term “Finance Documents” in the Senior Credit Agreement.

“Loan Party” has the meaning given to that term in the Senior Credit Agreement.

“Long Stop Date” means 30 April 2024 or such later date as may be agreed by the Consent Parties.

“M&A Advisor” means Evercore, JP Morgan or any other advisor appointed by the Company in respect of the M&A Process which is acceptable to the Investors.

“M&A Documentation” means definitive documentation (including an administration sale and purchase agreement and the Administrators’ Indemnity in accordance with the Term Sheet) reasonably necessary or desirable to effect the sale of all the Target Assets in accordance with the Term Sheet.

“M&A Process” means the sale process by the Company in respect of the Target Assets in accordance with the Term Sheet, which will be managed by the M&A Advisor on the terms contained in a process letter agreed between the Company and the Investor (each acting reasonably) and in accordance with the M&A Timeline.

“M&A Timeline” means the timeline for the M&A Process agreed between the Company and the original Parties to this Agreement on or prior to the date of this Agreement, as may be amended in accordance with this Agreement.

“Majority Participating Senior Lenders” means those Participating Senior Lenders whose principal amount of Participating Debt aggregates to:

(a)	subject to paragraph (b), more than 50% of the principal amount of the Total Senior Commitments; or

(b)	in relation to:

(i)

any amendment or waiver of this Agreement (including the Term Sheet) which relates to any economic term of the Transaction or which could reasonably be expected to adversely prejudice the economic result of the Transaction for a Participating Senior Lender;

(ii)	any election or other matter to be determined pursuant to Clause 12.1 (Voluntary Termination); and

(iii)	any extension of the Long Stop Date,

each affected Participating Senior Lender.

“Material Adverse Change” means any event or circumstance which, by reference to the position as at the date of this Agreement, has or is reasonably likely to have a material adverse effect on or comprises a material adverse change in:

(a)	the ability of Topco, the Company or any other member of the Group to implement or consummate the Transaction before the Long Stop Date; or

(b)	the consolidated financial condition, creditworthiness, assets or business of the Company and its Subsidiaries, taken as a whole.

“New Topco” has the meaning given to that term in the Term Sheet.

“Obligor” has the meaning given to that term in the Senior Credit Agreement.

“Observer” means an individual nominated by the Investor to be an observer on the boards of Topco, the Company and any other subsidiary boards for other members of the Group that may be selected by the Investor in consultation with the Company and provided that a Company Party has a right to appoint an observer to the subsidiary board.

“Observer Appointment Letter” means a letter appointing the Observer in such form as to be agreed between the Company and the Investors (each acting reasonably and in good faith) provided, in each case, that the terms of engagement are consistent in all respects with the Term Sheet and subject to customary and reasonable confidentiality provisions.

“Ongoing Shutdowns” means:

(a)	the ongoing phasing out, closure, winding up, dissolution and reorganisation of Farfetch India Private Limited;

(b)	the proposed phasing out, closure, winding up, dissolution and reorganisation of OC Italy S.r.l.; and

(c)	the winding up of KPG s.r.l..

“Participating Debt” means:

(a)

in relation to an Original Participating Senior Lender, the principal amount of all Debt legally held by it (as notified by such Original Participating Senior Lender to the Company and/or the Calculation Agent in a Confidential Annexure) plus any accrued and unpaid interest (including any default interest) thereon and any other Debt transferred to it after the date of this Agreement;

(b)

in relation to any other Participating Senior Lender, the principal amount of all Debt legally held by it (as notified by such Participating Senior Lender in any Lender Accession Letter executed by it) plus any accrued and unpaid interest (including any default interest) thereon and any other Debt transferred to it after the date of that Accession Letter, to the extent not reduced or transferred by it under this Agreement.

“Participating Senior Lender” means any Original Participating Senior Lender and any Additional Participating Senior Lender, which in each case has not ceased to be a Participating Senior Lender in accordance with the terms of this Agreement.

“Party” means a party to this Agreement, including any person who accedes to this Agreement.

“Qualified Market-maker” means an entity that:

(a)

holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers, and sell to customers, Debt (or enter with customers into long and short positions in respect of the Debt, in its capacity as a dealer or market-maker in the Debt); and

(b)	is, in fact, regularly in the business of making a two-way market in the Debt;

“Qualifying Lender” means a Participating Senior Lender which is either (i) beneficially entitled to any payment under this Agreement and entitled to receive such payment without any Tax Deduction or (ii) a Treaty Lender.

“Related Fund” in relation to:

(a)

a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment advisor as the first fund or, if it is managed by a different investment manager or investment advisor, a fund whose investment manager or investment advisor is an Affiliate of the investment manager or investment advisor of the first fund; and

(b)	an investment manager or investment advisor, any fund which is managed or advised by such investment manager or investment advisor

“Related Parties” means:

(a)

any fund, shareholders, members, partnership, limited partners, general partners (including any partnership of which such person is a general partner), any investment manager or advisor, or any other entity represented, managed, sponsored, advised, owned, or which is directly or indirectly, in control of, or controlled by, or directly or indirectly under common control with such person or any of its Related Parties (including such person’s investment manager or advisor) and any Related Party of such fund, shareholder, member, partnership, limited partner, general partner or entity, and its and their respective Affiliates and its and their and their respective Affiliates’ divisions; and

(b)

present and former directors, legal representatives, officers (or legal equivalent), shareholders, equity-holders, members, partners (including, without limitation, any partnership of which such person is a general partner), advisory board members, board representatives, controlling persons, managers, consultants, principals, employees, agents, attorneys, legal and other professional advisors and their respective representatives.

For the purposes of this definition, “control” shall mean the possession of the power, directly or indirectly, to (a) vote on more than 50 per cent. of the securities having ordinary voting power for the election of directors of such person, or (b) direct or cause the direction of the management and policies of such person whether through the ownership of voting securities by contract or agency or otherwise;

“Released Parties” has the meaning given to that term in Clause 5.5 (Releases).

“Representatives” means, with respect to a Party, its Affiliates and its and their past, present and future directors, officers, employees, agents, members, shareholders, partners, managers and advisor (including the relevant Advisors, accountants, financial advisor and auditors).

“Second Amendment Agreement” means the amendment agreement to the Credit Agreement dated 11 August 2023 between, among others, the Company as the parent and JPMorgan Chase Bank NA as administrative agent.

“Senior Commitment” has the meaning given to the term “Commitments” in the Senior Credit Agreement.

“Senior Credit Agreement” means the Credit Agreement originally dated 20 October 2022 (as amended and/or restated from time to time, including pursuant to the Third Amendment Agreement) between, among others, the Company as the parent, the Agent and the Collateral Agent.

“Steps Plan” means the transaction steps plan set out in Schedule 8 (Steps Plan), as may be amended from time to time in accordance with this Agreement.

“Senior Lender” means a Lender (under and as defined in the Senior Credit Agreement) in respect of any Existing Senior Facilities.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act and “Subsidiaries” shall be construed accordingly.

“Surviving Provisions” means each of the following provisions of this Agreement:

(a)	Clause 1 (Definitions and Interpretation);

(b)	Clause 8 (Agreements among the Participating Senior Lenders);

(c)	Clause 10 (Fees), provided that this Agreement has not been terminated as a result of a breach of this Agreement by any Investor or Bridge Lender;

(d)	Clause 14 (Publicity);

(e)	Clause 15 (Confidentiality and Announcements);

(f)	Clause 16 (Information relating to Participating Debt);

(g)	Clause 18 (Notices);

(h)	Clause 20 (Remedies and Waivers);

(i)	Clause 22 (Reservation of Rights);

(j)	Clause 25 (Governing Law); and

(k)	Clause 26 (Enforcement).

“Target Assets” means all of the assets of the Company.

“Tax” means any form of tax, levy, impost, duty, or other governmental charge of whatever nature, whenever and wherever imposed, together with all fines, penalties, interest, costs, charges and surcharges relating to any of the foregoing, and in each case, whether payable directly or imposed by way of a withholding or deduction.

“Tax Deduction” means a deduction or withholding for or on account of Tax.

“Tax Paper” means a tax structure paper to be prepared in relation to the Transaction on behalf of the Company, by a tax advisor and in form and substance reasonably acceptable to the Company, the Investors, the Majority Participating Senior Lenders and the Bridge Lenders (each acting reasonably).

“Term Sheet” means the term sheet set out at Schedule 9 (Term Sheet).

“Termination Time” means the date on which this Agreement is terminated pursuant to and in accordance with 12.1 (Voluntary Termination) or Clause 12.3 (Automatic Termination).

“Third Amendment Agreement” means the third agreement to amend the Senior Credit Agreement dated on or about the date of this Agreement.

“Total Senior Commitments” means the aggregate Senior Commitments in respect of the Existing Senior Facilities.

“Total Bridge Commitments” means the aggregate Senior Commitments in respect of the Bridge Facility.

“Transaction” means the proposed transaction set out in the Term Sheet, the Steps Plan and the Transaction Documents.

“Transaction Documents” means:

(a)	this Agreement;

(b)	the Steps Plan;

(c)	the Administrators’ Indemnity;

(d)	the Amendment Documents;

(e)	the M&A Documentation;

(f)	the Interim Investors Agreement;

(g)	a Deed of Release;

(h)	the Tax Paper; and

(i)

any other documents, agreements, filings and instruments reasonably necessary or desirable to implement or consummate the Transaction, including any consent requests, instructions to the Agent, Collateral Agent and declarations, consents and waivers, in each case, in Agreed Form.

“Transaction Effective Date” means the date on which the Transaction Effective Time occurs.

“Transaction Effective Time” means the time at which all of the Transaction Documents have become final, effective and/or unconditional (as applicable) in accordance with their terms.

“Transaction Fee” means an amount equal to 7.50% of the aggregate principal amount of Participating Debt held by an Original Participating Senior Lender as at the Transaction Effective Date Time (prior to giving effect to the repurchase of Senior Debt in connection with the Transaction as contemplated in the Term Sheet).

“Transfer” means sell, assign, transfer (by novation or otherwise), charge, encumber, grant or create any option or trust over, or otherwise dispose of, including a sub-participation; provided that the creation of any customary security (whether by charge, assignment or otherwise) by any person which is a securitisation special purpose vehicle in accordance with the documents constituting such securitisation shall not constitute a “Transfer” hereunder.

“Transfer Certificate” means a transfer certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate).

“Treaty Lender” means a Participating Senior Lender which (i) is treated as a resident of a Treaty State for the purposes of the Treaty, (ii) does not carry on a business in the United Kingdom through a permanent establishment with which its Senior Commitment is effectively connected, and (iii) fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain full exemption from Tax imposed on payments under this Agreement by the United Kingdom, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

Construction

Unless a contrary indication appears, any reference in this Agreement to:

(a)	terms used, but not defined, in this Agreement have the meaning given to them in the Senior Credit Agreement;

(b)	this Agreement includes all schedules and appendices, exhibits and other attachments hereto, including (for the avoidance of doubt) the Term Sheet and the Steps Plan;

(c)

an agreement, indenture, deed or other document is a reference to such agreement, indenture, deed or other document as amended and an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and as amended will be construed accordingly;

(d)

a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(e)	a currency is a reference to the lawful currency for the time being of the relevant country;

(f)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(g)	“include” or “including” shall mean include or including without limitation;

(h)	the singular includes the plural (and vice versa);

(i)

a Clause, a paragraph or a Schedule is a reference to a clause or paragraph of, or a schedule to, this Agreement. Clause and Schedule headings are for ease of reference only and are to be given no effect in the construction or interpretation of this Agreement;

(j)

a Party or any other person includes its successors in title, permitted assigns and permitted transferees but, in the case of a Party, will not include that Party if it has ceased to be a Party under this Agreement;

(k)

to the extent recognised pursuant to the applicable law, a reference to a communication, consent, notice, approval, amendment or any other communication being “in writing” shall include being by email and a reference to such communication, notice, amendment, extension, waiver or other document being given “by” a Party shall include being given on behalf of that Party, including by its Counsel;

(l)	a time of day is a reference to London time; and

(m)

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month except that if there is no numerically corresponding day in that month, the period will end on the last day in that month.

1.2	Third Party Rights

(a)

The Agent, the Collateral Agent, Topco and the Company Parties, those other third parties expressly mentioned in Clause 3 (Forbearances and Waivers), Clause 5 (Undertakings), Clause 8 (Agreements among the Participating Senior Lenders), Clause 9 (Limitations), Clause 10 (Fees), Clause 11 (Calculation Agent), Clause 14 (Publicity) and Clause 21 (Amendments and Waivers) of this Agreement, and each of their directors, officers, management, employees, agents and representatives shall be entitled to rely on, enforce and enjoy the benefit of this Agreement as if they were a Party.

(b)	Each Released Party shall be entitled to rely on, enforce and enjoy the benefit of Clause 5.5 (Releases) as if they were a Party.

(c)

Except as provided in paragraphs (a) to (c) above or otherwise unless expressly provided in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or otherwise to enjoy the benefit of any term of this Agreement.

(d)	Unless otherwise stated in this Agreement, the rights of the Parties to rescind, amend or otherwise vary this Agreement as set out herein are not subject to the consent of any other person.

2	EFFECTIVE TIME

(a)	This Agreement will become fully effective and legally binding on the Parties at the time at which each of the following Parties have executed this Agreement:

(i)	Topco and each Original Company Party;

(ii)	the Original Investor;

(iii)	each members of the Ad Hoc Group and Participating Senior Lenders whose principal amount of Participating Debt comprises in aggregate more than 50% of the Total Senior Commitments; and

(iv)	Bridge Lenders whose Bridge Debt comprises Senior Commitments comprise in aggregate not less than 100% of the Total Bridge Commitments, (the “Effective Time”).

(b)

This Agreement will become effective and legally binding on each Additional Participating Senior Lender, Additional Bridge Lender and/or Additional Company Party upon delivery of a duly completed and executed Lender Accession Letter or Transfer Certificate (as applicable) in accordance with Clause 6 (Accessions) or Clause 7 (Transfers) (as applicable), provided that the Effective Time has occurred.

(c)

The Company will procure that each member of the Group which is an Obligor a Loan Party accedes to this Agreement as a Company Party as soon as reasonably practicable and in any event within 5 Business Days after the date of this Agreement.

3	FORBEARANCES

Subject to the terms of this Agreement, each Participating Senior Lender and Bridge Lender agrees that during the Exclusivity Period, it shall forbear from exercising (or instructing the Agent and/or the Collateral Agent to exercise) any rights or remedies under the Loan Documents including, but not limited to, under section 8.02 (Remedies Upon Event of Default) of the Senior Credit Agreement and/or taking any Enforcement Action against the Company or any member of the Group it may have as a result of any Event of Default or Default that has occurred, or may occur during the Exclusivity Period in connection with:

(a)

the preparation, negotiation, agreement, implementation and consummation of the Transaction (including any discussions with any customers, suppliers or other creditors in respect of and / or in anticipation of the Transaction);

(b)	the entry into, provisions of, or in connection with the performance of this Agreement;

(c)	any Insolvency Event arising prior to the date of this Agreement (including, for the avoidance of doubt any Ongoing Shutdown);

(d)

any breach of section 6.01 or section 6.02 of the Senior Credit Agreement or any other Loan Document (as defined in the Senior Credit Agreement) in respect of the non-delivery of financial statements, Compliance Certificates and related obligations, in each case in respect of the fiscal quarter ending 30 September 2023;

(e)	any breach of paragraph (c), (d), (f) or (g) of section 8.01 (Events of Default) of the Senior Credit Agreement or any other Loan Document (as defined in the Senior Credit Agreement):

(i)

relating to any insolvency proceeding in respect of Topco, provided that such insolvency proceeding in respect of Topco would otherwise be an Event of Default under the Credit Agreement and provided further that this sub-clause shall not restrict the Participating Senior Lenders and/or the Bridge Lenders from taking any action under limb (i) of the definition of Enforcement Action or exercising their rights under the Loan Documents pursuant to paragraph (b) of Section 8.02 (Remedies Upon Event of Default) of the Senior Credit Agreement solely with respect to any Collateral granted by Topco over its shares in the Company or with respect to the voting rights attached thereto, immediately following the commencement of any insolvency proceeding in respect of Topco and solely for the purpose of facilitating the Transaction (it being acknowledged, for the avoidance of doubt, that such Enforcement Action will not extend to any action under any other limb of the definition of Enforcement Action or any acceleration of Debt pursuant to paragraph (a) of Section 8.02 (Remedies Upon Event of Default) of the Senior Credit Agreement and/or the making of any demand under guarantees provided by any member of the Group); or

(ii)	in respect of an action which is (i) expressly contemplated by the Term Sheet or the Steps Plan, or (ii) instigated with the consent of the Majority Participating Senior Lenders and the Investors;

(f)

any breach of paragraph (a) of section 8 of the U.S. Security Agreement (as defined in the Senior Credit Agreement) as a result of any Grantor (as defined therein) not providing written notice or taking any other actions within 30 days of changing its chief executive office address;

(g)

any breach of paragraph (j) of section 8.01 (Events of Default) of the Senior Credit Agreement or any other Loan Document (as defined in the Senior Credit Agreement) relating to any failure (prior to the date of this Agreement) to satisfy any applicable perfection requirements in relation to any Collateral;

(h)

any breach of Section 6.15 of the Senior Credit Agreement as a result of a failure to use commercially reasonable efforts to maintain any rating in respect of a corporate family rating of Topco set forth therein; and

(i)	any failure to comply with the obligations set out in Schedule I to the Second Amendment to Credit Agreement within the applicable time periods therein.

4	RIGHTS AND OBLIGATIONS OF PARTIES

(a)

Each of the Participating Senior Lenders has entered into this Agreement in its capacity as a Participating Senior Lender only in respect of the Debt which it holds in that capacity and not in any other capacity or in respect of any other debt or other instrument. For the avoidance of doubt, a Participating Senior Lender may be entering into this Agreement in more than one capacity.

(b)

Any person who is an investment manager or investment advisor to a Senior Lender that is an Affiliate or Related Fund of that investment manager or investment advisor may enter into or accede to this Agreement as a Participating Senior Lender (an “Investment Manager Party”) in respect of the Debt held by such Senior Lender (as identified in the Confidential Annexure or Lender Accession Letter, as applicable) and such Debt shall be deemed to be the Participating Debt of that Investment Manager Party.

(c)

Notwithstanding any other provision of this Agreement, where a Participating Senior Lender enters into or accedes to this Agreement through an identified business unit in respect of Debt legally or beneficially owned in such capacity (as identified in the Confidential Annexure or Lender Accession Letter, as applicable):

(i)

the terms of this Agreement shall apply only to that identified business unit and not to any other business unit within that legal entity which has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any Debt or other instrument which it legally or beneficially owns and, therefore, that Participating Senior Lender shall not be required to procure compliance with this Agreement on behalf of such other business unit within that legal entity and makes no representation in this Agreement on behalf of any other business unit of that legal entity as a whole; and

(ii)	such Participating Senior Lender shall be deemed to have no Affiliates or Related Funds.

(d)

Topco and the Company Parties have each entered into this Agreement on their own behalf, and shall exercise all reasonable endeavours (subject to their capacity and powers) to procure that other members of the Group comply with the relevant terms of this Agreement, where applicable.

(e)

The obligations of each Party under this Agreement are several and not joint. Failure by a Party to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Party is responsible for the obligations of any other Party under this Agreement.

(f)	The rights of each Party under or in connection with this Agreement are separate and independent rights. A Party may separately enforce its rights under this Agreement.

5	UNDERTAKINGS

5.1	Support for the Transaction and Bridge Facility

(a)

Subject to the terms of this Agreement (including Clause 9 (Limitations)), during the Exclusivity Period, each Party shall (and Topco and each Company Party shall use all reasonable endeavours to procure that each member of the Group shall, to the extent applicable) promptly take all actions which it is able to take and which are reasonably necessary or desirable in order to support, facilitate, implement, consummate or otherwise give effect to the Transaction, and with a view to achieving the Transaction Effective Time as soon as possible prior to the Long Stop Date, provided that such action is consistent with the Term Sheet and the Steps Plan, taken as a whole, including (as applicable to that Party):

(i)

within any reasonably requested time period, executing and delivering any document (including any document to be entered into as a deed) and giving any notice, confirmation, consent, request, order, instruction or direction reasonably necessary or desirable to support, facilitate, implement, consummate or otherwise give effect to the Transaction;

(ii)

if so requested by the Company and/or an Investor, providing confirmation that it supports the Transaction and the establishment of the Bridge Facility, such confirmation in a form agreed between the relevant Parties (acting reasonably and in good faith), for any purpose reasonably necessary or desirable to support, facilitate, implement, consummate or otherwise give effect to the Transaction;

(iii)

on a timely basis and to the extent it is legally entitled to do so and has received satisfactory cost cover, preparing and filing for any legal process or proceedings and supporting petitions or applications to (and, where applicable, instructing legal Advisors to support such petition or applications on its behalf before) any court, that are reasonably necessary or desirable to implement or consummate the Transaction in accordance with the Steps Plan;

(iv)

to the extent it is legally entitled to do so, voting (or instructing its proxy or other relevant person to vote, to the extent it is legally entitled to instruct that person to vote) and exercising any powers or rights available to it (including in any board, shareholders’ or creditors’ meeting or vote, or in any other process requiring voting or approval) irrevocably and unconditionally in favour of:

(A)

(as applicable) any matter requiring approval under the Loan Documents, including any amendments, waivers or consents or instructions to the Agent, Bridge Agent and/or the Collateral Agent, as are reasonably necessary or desirable to implement or consummate the Transaction as contemplated by this Agreement, including in respect of the incurrence of the Bridge Facility and the granting of the Bridge Facility Credit Support;

(B)

any matter requiring shareholder or board approval (including Topco, the Company or any member of the Group holding all relevant shareholder meetings and board meetings and voting affirmatively on all shareholder and board resolutions that are necessary or desirable to implement or consummate the Transaction);

(C)

any amendment, waiver, consent or other proposal reasonably necessary or desirable to implement or consummate the Transaction, including in relation to any Enforcement Action required to implement the Transaction as set out in the Steps Plan; and

(D)	the appointment of administrators or receivers in respect of any member of the Group or the shares of the Company at the time specified and as contemplated by the Steps Plan;

(v)	taking such reasonable actions as are required to facilitate the M&A Process and ceasing to take any actions which the Company reasonably considers to be obstructing the M&A Process; and

(vi)	providing other necessary instructions to relevant Counsel in relation to the implementation or consummation of the Transaction.

(b)

The Investors and the Bridge Lenders each shall use all reasonable endeavours to obtain as promptly as practicable, and in any event by no later than the Long Stop Date, any merger control approval or clearance necessary to consummate the Transaction (“Required Clearances”), including by submitting all required notices, applications or other documentation necessary to obtain the Required Clearances promptly after the Effective Time, and responding to all communications, orders and requests for information from any applicable regulator promptly following receipt, and in any event by no later than the Long Stop Date.

(c)	Subject to the other terms of this Agreement (including Clause 9 (Limitations) and Clause 22 (Reservation of Rights)), during the Exclusivity Period:

(i)

no Party shall intentionally take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) directly or indirectly any action which would, or would reasonably be expected to, frustrate, delay, impede or prevent the Transaction (including challenging, objecting to, encouraging or supporting any challenge or objection to any arrangement, procedure, process, amendment, waiver, consent or step proposed to facilitate, support, implement, consummate or otherwise give effect to all or any part of the Transaction in accordance with the Steps Plan) or the establishment of the Bridge Facility, or which is inconsistent with this Agreement or the Transaction, including supporting, negotiating or preparing any alternative to the Transaction, refinancing, recapitalisation, arrangement, composition or other procedure, in respect of any member of the Group, that is inconsistent with this Agreement, the Term Sheet or the Steps Plan;

(ii)

no Party shall support, solicit, negotiate, prepare, vote for or commit to any alternative to the Transaction or refinancing, recapitalisation, arrangement, composition or other procedure that is inconsistent with this Agreement, the Term Sheet or the Steps Plan; and

(iii)	in the case of a Participating Senior Lender, no Participating Senior Lender shall:

(A)	take any Enforcement Action;

(B)	direct, encourage, assist, instruct or support (or procure that any other person directs, encourages, assists or supports) any other person to take any Enforcement Action; or

(C)	vote, or allow any proxy appointed by it to vote, in favour of any Enforcement Action,

in each case, except:

(1)	as contemplated by the terms of the Transaction Documents (other than any Amendment Document which is effective prior to the Transaction Effective Time); or

(2)	if not captured by paragraph (1) above, with the consent of the Consent Parties, in each case, to the extent reasonably necessary or desirable to implement or consummate the Transaction.

(d)

Without prejudice to Clause 15 (Confidentiality and Announcements), each Party shall use reasonable endeavours to direct any potential bidder with whom they have substantive engagement in relation to the M&A Process to the M&A Advisor except, in the case of Topco or any Company Party, to the extent requested by the M&A Advisor pursuant to the M&A Process.

(e)

During the Exclusivity Period, Topco and the Company shall (and Topco and each Company Party shall use all reasonable endeavours to procure that each member of the Group shall, to the extent applicable), and will procure that their respective directors, officers, members, partners, employees, agents, advisors, including financial advisors, counsel, accountants, and other representatives comply with this subparagraph, not discuss, negotiate, support, prepare, solicit, vote for or commit to any Competing Transaction, provided that the foregoing shall not prohibit the M&A Process being implemented in accordance with this Agreement.

5.2	Specific Undertakings of the Participating Senior Lenders and Bridge Lenders

Without prejudicing the generality of the foregoing and subject to the terms of this Agreement (including Clause 9 (Limitations)), each Participating Senior Lender and each Bridge Lender shall:

(a)	(in respect of an Original Participating Senior Lender and Original Bridge Lender only) provide a Confidential Annexure to the Company upon entry into this Agreement;

(b)	promptly, and in any event within five (5) Business Days of a request by the Company, notify the Company:

(i)	of the amount of its Participating Debt and Bridge Debt (as applicable); and

(ii)	of the amount of any Participating Debt and Bridge Debt held by it as a lender of record and in respect of which it has granted a sub-participation;

(c)	give all such instructions, directions and consents to the Agent and the Collateral Agent as may be reasonably necessary or desirable:

(i)	enter into the Third Amendment Agreement and the Closing Senior Amendment Agreement; and

(ii)	as may otherwise be reasonably necessary in order to comply with its obligations in this Agreement; and

(d)

during the Exclusivity Period, in the case of Participating Senior Lenders which are members of the Ad Hoc Group, not enter into a Competing Transaction, unless pursuant to such Competing Transaction, no portion of the Debt held by the Ad Hoc Group would remain outstanding (or would be refinanced in cash or on a cashless basis by the Ad Hoc Group).

5.3	Specific Undertakings by Topco and the Company Parties

(a)

Without prejudice to the generality of the foregoing and subject to Clause 9 (Limitations), Topco and each Company Party undertakes to (and Topco and each Company Party will take all reasonable steps to procure that each member of the Group shall, to the extent applicable) take all actions which it is able to take and which are reasonably necessary or desirable to implement and give effect to the Transaction in accordance with this Agreement, the Term Sheet and the Steps Plan including (to the extent applicable):

(i)	convening all meetings of its creditors, directors and/or shareholders which are required to consider any resolutions and/or decisions in relation to the Transaction; and

(ii)

making all securities and other filings and announcements and publishing all documents and making all submissions required in connection with the matters contemplated by this Agreement as and when necessary to give effect to the Transaction and to comply with all applicable laws.

(b)

Without prejudice to the generality of the foregoing, and subject to Clause 9 (Limitations), neither Topco nor any Company Party shall (and Topco and the Company Parties will take all reasonable steps to procure that no member of the Group shall) take any action, consent to the taking of any action, omit to take any action, or exercise any rights it may have to instruct, approve or agree to take any action, the effect of which will result in (or is reasonably likely to result in):

(i)	the assignment or transfer of any of its obligations under this Agreement;

(ii)

the assignment or transfer of, or declaration or creation of any trust over, any rights, title, interest or benefits in respect of this Agreement, or any debt owed to it by a member of the Group to a person who is not a member of the Group;

(iii)

any proposed winding-up, dissolution, administration or reorganisation of Topco or any member of the Group or any proposed composition, compromise, assignment or arrangement (including any scheme of arrangement or restructuring plan) with any creditor of Topco or any member of the Group, other than where necessary or reasonably desirable (as determined in agreement with the Majority Participating Senior Lenders, each of the Investors and the Bridge Lenders) for the implementation and consummation of the Transaction or if required by applicable law or regulation or the rules of any applicable stock exchange;

(iv)

a member of the Group incurring any liability to, or owing any loan or other amounts to, or otherwise entering into any agreement or other arrangement that could give rise to a liability or amount owed to Topco or the Company (or any of their Affiliates or Related Funds) , provided that this sub-paragraph shall not apply to any liability arising under the Group cash pooling arrangements, and liabilities in existence as at the date of this Agreement, in each case without prejudice to sub-paragraph (v) below;

(v)	with respect to Topco only, any further drawing by Topco under the Group cash pool arrangements;

(vi)

other than in the case of Topco, any change to its capital structure, an increase in its authorised share capital, or the taking of any steps with a view to issuing any share in, or, any option, warrant or other right in respect of, its share capital; or

(vii)	any action which would breach this Agreement or otherwise frustrate, prevent or delay the completion of the Transaction in accordance with this Agreement, the Term Sheet or the Steps Plan.

(c)	Paragraph (b) above does not apply to any action:

(i)	which is expressly contemplated by this Agreement, including the Term Sheet, the Steps Plan and the Transaction Documents;

(ii)	to which each of the Majority Participating Senior Lenders, each of the Investors and the Bridge Lenders consent in writing; or

(iii)	in connection with or related to actions taken in respect of the Ongoing Shutdowns;

(iv)	which is required to be taken in order to comply with applicable law or regulation or the rules of any applicable stock exchange.

(d)

Without prejudice to the generality of the foregoing and subject to Clause 9 (Limitations) and the other terms of this Agreement, Topco and the Company shall (and Topco and the Company undertake to use all reasonable endeavours to ensure each member of the Group shall) continue to operate the Group and its business in the ordinary course and use all reasonable endeavours to:

(i)

maintain and preserve the business, retain their officers, key employees and consultants and maintain and preserve their relationships with customers, suppliers, vendors, regulatory authorities and others having business relationships with Topco, the Company and any member of the Group; and

(ii)

mitigate any negative impact of the Transaction on the business of the Group, including liaising with counterparties to any material contracts, liaising with regulators or counterparties to Authorisations and other material arrangements which could be breached by or terminated as a result of the Transaction.

(e)

Without prejudice to the generality of the foregoing and subject to Clause 9 (Limitations) and the other terms of this Agreement, Topco and each Company Party will (and Topco and the Company Parties undertake to use all reasonable endeavours to ensure that each Subsidiary will):

(i)

in consultation with the Investors and Investor Counsel, use all reasonable endeavours to obtain, and cooperate with and provide assistance to (including providing any information or document reasonably requested) the Investors in relation to obtaining, any:

(A)	merger control approval or clearance required from any regulator in connection with the Transaction; and

(B)

approval, consent or waiver required pursuant to any Authorisation, material contract or other material arrangement (such materiality as determined by the Investors in their reasonable opinion) with respect to any termination right or penalty that may be triggered by the Transaction;

(ii)

with respect to the Company Parties only, promptly notify AHG Counsel and Investor Counsel on it becoming aware that it or any member of the Group, receives notice from a regulator or counterparty to any material Authorisation, material contract or other material arrangement (such materiality as determined by the Company Party in its reasonable opinion) that it intends to terminate, or has terminated, such material Authorisation, material contract or other material arrangement;

(iii)	engage and fully cooperate with and promptly respond to the Investors and each Advisor in respect of any reasonable due diligence or information request it may have, including:

(A)

delivering to the Investors and the relevant Advisors such information relating to Topco and the Group as may be reasonably required for any contingency planning (including, without limitation, for the purposes of any security review or valuation of the business of Topco and the Group or any part thereof); and

(B)

providing reasonable access during business hours to Topco, the Company and Group management and their advisors and, upon reasonable notice to the Company, any Group member’s plants, offices, sites or equivalent locations, as is reasonably required for any due diligence by any Investor and the relevant Advisor;

(iv)

promptly provide such information regarding compliance by Topco and each member of the Group with the terms of its financing arrangements (including the Loan Documents), as may be reasonably requested by AHG Counsel or Investor Counsel;

(v)

promptly on request, provide such further information as is available regarding the financial condition, financial arrangements, liquidity and cash positions, assets and operations of Topco and the Group and/or any member of the Group, as the Investors and any Advisors may reasonably request;

(vi)

promptly upon becoming aware, notify the Investors and the Advisors of any event(s) or circumstance(s) which could reasonably be expected (in the opinion of the Company) to result in a Material Adverse Change;

(vii)

provide not less than five (5) Business Days’ notice to the Investors and the Advisors if the directors or managers (as applicable) of Topco or any Company Party believes it would be in the best interests of such company to file for any court-supervised process in any jurisdiction or have been notified by the directors or managers of any other member of the Group that they have the same belief;

(viii)

upon reasonable request from AHG Counsel and/or Investor Counsel, disclose the most up-to-date Lender List received by the Company from the Agent and promptly deliver to AHG Counsel and/or Investor Counsel any changes to the Lender Lists which are received by the Company from the Agent;

(ix)	deliver to each of the Investors and the Advisors:

(A)

within five Business Days after the end of each week, a Cash Flow Forecast, provided that the first Cash Flow Forecast to be provided after the Effective Time shall be provided no earlier than 8 January 2024;

(B)

unaudited monthly consolidated management accounts of the Group within 25 days after the end of each calendar month, comprising unaudited statements of income, together with condensed commentary on the financial data;

(C)	within five days after the end of each calendar month, unaudited cash breakdown per entity as of month-end and cash currency breakdown and reasonable evidence of actual cash balances;

(D)

weekly updates related to (1) any changes to the boards or senior management, (2) the Transaction and, subject to obligations of confidentiality agreed in connection with the M&A Process, the M&A Process led by the M&A Advisor (it being acknowledged that the proposed sale agreement will be disclosed to the Investor Advisors as soon as reasonably practicable and in any event at least two Business Days prior to being sent to bidders within the M&A Process), and (3) any contingency planning in connection with the Transaction being undertaken by the Group;

(E)

board minutes and board packs related to any board meeting of the Company that occurs after the date of this Agreement and/or any other members of the Group that may be selected by the Investors promptly after their delivery to the board members of such company with reasonable redactions as may be reasonably required to protect privileged information or advice and taking into account conflicts of interest (as advised by Company Counsel);

(x)	if requested by the Investors or the Ad Hoc Group hold a fortnightly call between the Group’s management, the Investors, the Ad Hoc Group and the Advisors;

(xi)	following their nomination by the Investors (and subject at all times to the terms of the applicable Observer Appointment Letter), procure that:

(A)	each Observer remains duly appointed;

(B)	all corporate or other formalities in relation to the appointment of any Observer are promptly completed and satisfied;

(C)

each Observer is invited to attend all meetings of the board of directors of the Company and any other member of the Group to which they are appointed], subject to any considerations in respect of conflicts of interest or legal privilege, as advised by Company Counsel;

(D)

each Observer is provided with copies of all notices, minutes and other materials provided to the shareholders and/or directors of the Company or the relevant member of the Group at the same time and in the same manner as provided to those other persons subject in each case to any considerations in respect of conflicts of interest or legal privilege, as advised by Company Counsel.

(xii)

The Company and Topco shall (and Topco and each Company Party undertakes to use all reasonable endeavours to procure that each relevant member of the Group will) take reasonable actions as required to effect the withdrawal of Topco from the Group’s cash pooling arrangements prior to the Transaction Effective Date.

(f)	The Company shall take all necessary steps to launch phase 1 of the M&A Process by 19 December 2023.

(g)

Subject to the terms of this Agreement, including paragraph (h) below and Clause 9 (Limitations), Topco and the Company will not (and Topco and the Company undertakes to use all reasonable endeavours to procure that each Subsidiary will not) during the Exclusivity Period:

(i)	acquire any legal or beneficial interest in any Debt or any indebtedness of Topco or the Company;

(ii)

enter into, amend, vary, novate, supplement, supersede, waive or terminate any terms of any material (in the opinion of the Company, acting reasonably) contract, lease, license or financing document which would be materially adverse to Topco, the Company or the Group’s business (except for transactions already consummated or committed to prior to the date of this Agreement, provided that the Company has disclosed details of such transactions to AHG Counsel and Investor Counsel prior to the date of this Agreement) including in respect of settling or paying any claim arising out of such termination or waive any material right under any material license or material contract;

(iii)	amend or change the organizational documents of Topco, the Company or any member of the Group;

(iv)

enter into any material new line of business, or incur or commit to incur any material non-ordinary course capital expenditures or liabilities in connection therewith or abandon or discontinue any existing lines of business;

(v)

transfer, assign, lease, sell, license, sublicense, covenant not to assert, abandon, let lapse, let expire (other than expiration of an intellectual property right in accordance with its maximum statutory term) or otherwise dispose of any asset in an amount or with a fair market value exceeding $100,000;

(vi)

undertake any action or fail to take any action that does or could, individually or in the aggregate, reasonably be expected to result in the loss, lapse, expiration, or abandonment of any material intellectual property;

(vii)

disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of trading with reasonable protections of, and preserving all rights of Topco, the Company and each member of the Group in, such trade secrets or as part of the M&A Process), disclose, license, release, deliver, escrow or make available any source code or knowingly receive any trade secrets of any person in violation of any obligation of confidentiality;

(viii)

commence, settle or compromise any claim (whether or not commenced prior to the date of this Agreement) (A) involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount exceeding $100,000, (B) which after the Transaction Effective Date will require any Subsidiary of the Company to satisfy any obligation, or (C) which imposes any equitable or injunctive relief;

(ix)

delay, postpone or cancel the payment of any accounts payable or any other liability, agree or negotiate with any party to extend the payment date of any accounts payable or accelerate the collection of any accounts or notes receivable or otherwise change any of its practices with respect to payables, receivables or cash management;

(x)

make, change or revoke any material Tax election, materially change any Tax annual accounting period, adopt or change any accounting method, materially amend any previously filed Tax return, enter into any material closing agreement, settle, compromise, concede or abandon any material Tax claim or assessment relating to Topco, the Company or any member of the Group, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, fail to pay any Tax as it becomes due (taking into account any extension of any time limits), or take any other similar action relating to the filing of any Tax return or the payment of any Tax;

(xi)	enter into, amend or modify any agreement or transaction with any Affiliate (excluding any agreements or transactions between Subsidiaries of the Company);

(xii)

make any payment to fund the purchase of any employee equity (together with the purchase or repayment of any related loans), make other compensation payments or settlement payments to departing or former management, or make any payments in respect of any existing contractual disputes;

(xiii)

make any payment of principal or interest (other than interest or scheduled amortisation payable under the Senior Credit Agreement) to, or for the benefit of, financial creditors in respect of any financial indebtedness outstanding as at the date of this Agreement;

(xiv)

declare or make any payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital), other than pursuant to an intragroup facility or annual dividends consistent with intragroup arrangements (in each case, excluding any intragroup payments or dividends to the Company or Topco);

(xv)

repay or distribute any dividend or share premium reserve, the payment of any interest or principal on any shareholder loan or loan notes or redeeming, repurchasing, defeasing, retiring or repaying any of its share capital or resolving to do so, or pay or allow any member of the Group to pay any management, advisory, monitoring or other fee of any description, or making any other payment (including by way of reimbursement of legal, financial, technical or operational adviser fees) to or to the order of any shareholder (or Affiliate, Related Fund of such person, other than any member of the Group (excluding the Company)) and excluding any remuneration payable to employees or management in their capacity as such;

(xvi)

set or amend (A) the terms and conditions of employment, any employment, services or consulting agreement of any member of senior management, or (B) the terms and conditions of, or participants in, any management incentive plan, save for in relation to any retention or management incentive package as agreed with the Majority Senior Participating Lenders and each of the Investors, it being understood, however, that nothing contained in this Agreement is intended to give the Investors, directly or indirectly, the right to control or direct the operations of the business of Topco, the Company and the Group prior to the Transaction Effective Time.

(h)	Paragraph (g) above does not apply to any action:

(i)

taken in the ordinary course of day to day business and shall not restrict the ordinary operation of any intra-group or cash pooling arrangements (other than any arrangements with the Company or Topco);

(ii)	which is expressly contemplated by this Agreement, the Term Sheet and/or the Steps Plan including, without limitation, the establishment of the Bridge Facility;

(iii)

already consummated or committed to prior to the date of this Agreement, provided that the Company and has disclosed details of such transactions to AHG Counsel and Investor Counsel in writing or in the Data Room prior to the date of this Agreement;

(iv)	which is expressly permitted pursuant to any Amendment Document which is binding and effective at such time;

(v)	reasonably required to implement and/or consummate the Transaction or as required by the Transaction Documents;

(vi)	to which each of the Majority Participating Senior Lenders, each of the Investors and the Bridge Lenders agree; or

(vii)	which is required to be taken in order to comply with applicable law or regulation or stock exchange rules.

5.4	Implementation and Transaction Documents

(a)	The Parties agree that the Transaction shall be implemented and consummated in accordance with the Steps Plan (as may be amended in accordance with this Agreement.

(b)	The Parties (or their respective Counsel on their behalf) shall enter into negotiations in good faith with a view to agreeing:

(i)	the Transaction Documents, in a form consistent in all material respects with the Term Sheet to achieve Agreed Form; and

(ii)	the detailed implementation steps for the Transaction,

in each case, with a view to implementing and consummating the Transaction as soon as reasonably practicable, and, in any event, by no later than the Long Stop Date.

(c)	Each Party shall promptly provide all information and take all actions which it is reasonably requested to provide or take, in order to assist the finalisation of the Transaction Documents.

(d)

Following confirmation by the relevant Advisors on behalf of, as applicable, the Consent Parties that the Transaction Documents are in Agreed Form, each Party shall, as soon as practicable upon a request or in accordance with and at the time envisaged by any step in connection with the Steps Plan, approve, execute and deliver to each Counsel those Transaction Documents to which it will be a party.

(e)

Notwithstanding any other provision of this Agreement, no Party shall be obliged to execute and deliver a Transaction Document or support, provide a written direction (including giving relevant instructions) and/or vote for any process that includes any provision or brings into effect any document or take any action set out in this Clause 5.4:

(i)

which, in that Party’s reasonable opinion, is materially inconsistent with the Term Sheet and the Steps Plan (taken as a whole) (subject to any amendments permitted pursuant to Clause 21 (Amendments and Waivers));

(ii)

would materially worsen that Party’s position relative to its position as reflected in the Term Sheet or, in the case of a Participating Senior Lender, would materially worsen that Participating Senior Lender’s position relative to any other Participating Senior Lender; or

(iii)	in the case of Topco or any Company Party, would, based on the advice of Company Counsel, breach any fiduciary duty or duty of confidentiality which it is required to comply with.

(f)

Each Company Party (other than the Company) hereby indemnifies (and the Parties shall ensure that the relevant Transaction Documents include an equivalent indemnity in favour of Topco) Topco in respect of any reasonable costs, fees and expenses (which shall include any costs in relation to any directors and officers liability insurance policy, the discharge of any relevant tax liabilities, tax charges and/or tax re-charges of Topco and any advice in relation to tax and the filing of tax returns of any current or former directors for tax year 2022 and/or 2023) properly incurred by Topco in connection with the continued operation of Topco from the date of this Agreement to the Transaction Effective Date and, following the Transaction Effective Date, the winding up of Topco, up to an aggregate cap of $6,000,000 (and subject to an aggregate sub-cap of $100,000 in respect of costs, fees and expenses for advice to Topco’s current and former directors in relation to the filing of UK tax returns for tax year 2022 and/or 2023) (the “Indemnity Cap”). Each Company Party (other than the Company) shall promptly pay Topco on demand following request for payment and presentation of invoices and reasonable detail of payment, provided that:

(i)	Topco remains in compliance with its obligations under this Agreement in all material respects;

(ii)

no payments for costs, fees and expenses (other than payments in relation to any current or future directors and officers liability insurance policy for the benefit of the board of Topco) to Topco may be made where a filing is made for liquidation as a result of an Insolvency Event under paragraphs (f) or (j) of Insolvency Event in Clause 1.1 above) having occurred in relation to Topco prior to the Transaction Effective Time which Topco (or its directors or officers) has voluntarily commenced or otherwise indicated its consent to, approval of or acquiescence in; and

(iii)	the Indemnity Cap will be reduced by the aggregate amount equal to the sum of (A):

(A)	all cash retained by Topco (if any) as at the Transaction Effective Time (if any), and (B) date of this Agreement; plus

(B)

all cash received by Topco following the date of this Agreement and prior to the Transaction Effective Time (excluding, for the avoidance of doubt any payment of any Topco liability to any Cost Covered Party in accordance with this Agreement.

(C)	all cash transferred by Topco to a member of the Group (other than the Company).

Each past or present directors, officers, managers, employees and representatives of Topco and the Company may shall be entitled to rely on, enforce and enjoy the benefit of this Clause as if they were a party to this Agreement and shall not be bound by any amendment or waiver of the same (or any amendment or waiver of another provision of this Agreement which would adversely affect their respective rights or would impose a material liability upon them) without their prior written consent (such consent not to be unreasonably withheld or delayed).

(g)

Each relevant Party responsible for preparing a Transaction Document will procure that each of the other Parties (and their applicable Advisors) required to consent to a Transaction Document being in Agreed Form is provided with drafts of all Transaction Documents with sufficient time prior to the expected execution, submission, delivery and/or the filing date (as the case may be) to enable the relevant Party and their applicable Advisors to meaningfully review and consult with the other relevant Advisors on the form and content of such drafts.

(h)

Without prejudice to Clause 12 (Termination) and Clause 21 (Amendments and waivers) if, at any time following the date of this Agreement, in the reasonable opinion of the Company, the Majority Senior Participating Lenders, the Investors or the Bridge Lenders:

(i)

the Steps Plan or any step detailed in the then existing Steps Plan, in each case, is not capable of being effected or should be effected at a later point in time than is envisaged in the Steps Plan; or

(ii)

different steps or another plan would, if implemented, (in the opinion of the Company, the Majority Senior Participating Lenders, the Investors and the Bridge Lenders) be a more effective way of implementing and consummating the Transaction, then the Company shall seek to agree with the Majority Senior Participating Lenders, the Investors and the Bridge Lenders the form of a new plan or framework or route to be pursued to effect the Transaction and, upon reaching such agreement, the Company shall promptly:

(A)

notify the other Parties in writing of the details of such other plan and the reasons why it is to become the new plan (and the term “Steps Plan” as used in this Agreement shall thereafter mean such plan); and

(B)	instruct Company Counsel to prepare the Transaction Documents in a manner which is substantially consistent with the such revised Steps Plan.

5.5	Releases

The Parties agree to ensure that the Transaction Documents include:

(a)

mutual and reciprocal releases, pursuant to which the parties granting the releases (including the Participating Senior Lenders and the Bridge Lenders) (the “Releasing Parties”) would fully and finally release each other Party, each member of the Group and such of their respective Related Parties to be agreed (and which shall in all cases include any past or present directors, officers, managers, employees, Advisors and representatives) (the “Released Parties”) with effect from the Transaction Effective Time from every, any and all claims against such Released Parties which the Releasing Parties have ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause or thing whatsoever directly or indirectly relating to:

(i)

the Transaction (including, without limitation, any steps, acts or omissions for the purpose of achieving a transaction with respect to the Group or otherwise taken in connection with any Senior Lender’s ownership of any Debt, participation in any discussions and negotiations with stakeholders of the Group with respect to the Transaction including consideration of any alternative options to the Transaction in respect of the Debt and/or the Group, the negotiation, preparation, execution, entry into the Transaction Documents and the facilitation, implementation, consummation and giving effect to of the Transaction, including the carrying out of the steps or actions necessary or desirable to implement the Transaction and transactions contemplated in the Term Sheet and/or Steps Plan); and

(ii)	if applicable, such Released Party’s direct or indirect ownership or management of, or other conduct in respect of, the Group,

in each case, to the extent permitted by law and subject to customary limited exceptions, including in respect of fraud, gross negligence, wilful misconduct, wilful default, liabilities arising under or in connection with the Transaction Documents after the Transaction Effective Time or any Released Party (including their connected persons (including Related Parties) to be agreed) for any breach of any obligation or misrepresentation (including the subject matter of such misrepresentation) under any Transaction Document by such Released Party and any intercompany liabilities owed between any Subsidiaries of the Company; and

(b)

irrevocable and unconditional undertakings that no Releasing Party shall commence, take or continue, or support any person commencing, taking or continuing, or instruct any person to commence, take or continue, any proceedings or other judicial, quasi-judicial, administrative or regulatory process in any jurisdiction whatsoever against any Released Party in connection with or on account of any claim described in paragraph (a) above;

(c)	releases in respect of any intercompany liabilities owed to the Company and/or Topco by any subsidiary of the Company.

5.6	Potential Impediments to the Transaction

Each Party shall promptly notify the Company in writing, and the Company will promptly notify each other Party, of any matter or circumstance which it becomes aware, or reasonably expects, to be a material impediment to the implementation or consummation of the Transaction before the Long Stop Date. Upon such notification, the Parties shall consult with the Company as to any proposed actions to mitigate such impediment, including any alternatives to the Transaction.

5.7	Notification of breaches

Each Party shall notify the Company, and the Company will notify each other Party, promptly upon becoming aware of:

(a)	any representation or statement made or deemed to be made by it under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; and

(b)	the details of any breach by it of any undertaking given by it under this Agreement together with reasonable details of the related circumstances.

5.8	Instructions and Authorisations to the Administrative Agent and Collateral Agent

(a)

Without prejudice to the generality of the Parties’ obligations under Clause 5 (Undertakings), each Company Party and Participating Senior Lender hereby consents and agrees, in accordance with section 10.01 (Amendments, Etc.), section 9.11 (Collateral and Guaranty Matters) and section 9.15 (Intercreditor Agreements) of the Senior Credit Agreement to:

(i)	the Third Senior Amendment Agreement; and

(ii)	the grant and perfection of the Bridge Facility Credit Support,

and hereby authorises and directs the Agent and the Collateral Agent to enter into the Third Senior Amendment Agreement and any documentation necessary or reasonably desirable to give effect to such consents, including any security agreements or other documents or instruments creating or evidencing any lien for the benefit of the Senior Lenders and/or Bridge Facility Lenders.

(b)	The Company undertakes to deliver to the Advisors all information as may be reasonably requested by any of them for the purposes of implementing the Bridge Facility.

(c)

Each Party will use commercially reasonable endeavours to provide such documentation and evidence as may be reasonably requested by another Party, the Agent and/or the Collateral Agent to comply with any relevant “know your customer” or similar checks required by Law or regulation in relation to the Transaction.

5.9	Cost cover

(a)

Neither Topco nor the Company Parties shall (and Topco and the Company Parties shall use all reasonable endeavours to procure that no member of the Group shall) enter into any other arrangement or side agreement with, or make any payment to, another Party, in respect of the Transaction or in relation to any Cost Covered Party in respect of the Transaction, other than in accordance with this Clause 5.9. This Clause 5.9 shall take precedence to the extent of any inconsistency with any fee letter (or similar arrangement) between Topco, the Company Parties or any other member of the Group and the relevant Cost Covered Party.

(b)

If the amount proposed to be paid by Topco or a member of the Group to a Cost Covered Party (in their capacity as such and in respect of the Transaction only) in respect of any fees, costs or expenses (excluding any disbursements and applicable tax) accrued during the period from the date of this Agreement to the Transaction Effective Date exceeds the Cost Cover Estimate for such Cost Covered Party (such amount that exceeds the Cost Cover Estimate being the “Excess”), neither Topco nor any Company Party shall (and Topco and the Company Parties shall use all reasonable endeavours to procure that no member of the Group shall) pay any fees, costs or expenses relating to such Excess to the Cost Covered Party without the consent of the Investor.

(c)

If a Cost Covered Party provides the Company with a revised estimate as to the quantum of its estimated fees, costs and expenses (an “Increased Cost Estimate”), the Company will promptly share such Increased Cost Estimate with the Investor and the Investor shall consider any Increased Cost Estimate and confirm to the Company and the applicable Cost Covered Party within 10 Business Days of receipt of an Increased Cost Estimate whether such Increased Cost Estimate has been approved or rejected.

(d)

If the Investor accepts such Increased Cost Estimate, such Increased Cost Estimate shall replace and supersede such Cost Covered Party’s Cost Cover Estimate for the purposes of this Clause. If the Investor rejects any Increased Cost Estimate from a Cost Covered Party:

(i)	such Cost Covered Party’s previous Cost Cover Estimate shall still apply and not be replaced; and

(ii)

each Party accepts that such Cost Covered Party may immediately cease providing its professional services and may terminate its engagement in respect of this matter, at which time all accrued fees, costs and expenses of the Cost Covered Party shall be immediately due and payable and the Company agrees to pay such accrued amounts in full upon presentation of an invoice from the Cost Covered Party.

(e)

On or prior to the Transaction Effective Time, Topco, the Company Parties and any member of the Group may only pay a discretionary or other optional fee (if applicable) to a Cost Covered Party pursuant to the relevant fee letter with that Cost Covered Party if the Investors have agreed in writing to payment of such discretionary or other optional fee.

(f)

Notwithstanding anything to the contrary in this Agreement, Topco, the Company Parties and any other members of the Group shall not pay any Cost Covered Party (in its capacity as such and with respect to the Transaction only) an amount which, when taken together with all other payments by Topco and the Company to the Cost Covered Parties in respect of any fees, costs or expenses (excluding any disbursements and applicable tax) accrued during the period from the date of this Agreement to the Transaction Effective Date in respect of the Transaction only would exceed the amount allocated under the Cap (as defined in the Term Sheet) in accordance with the Term Sheet, without the Investor’s prior written consent provided that if the Investor approves an Increased Cost Estimate for a Cost Covered Party pursuant to paragraph (d) above the Cap shall be deemed to have been increased by the same amount as the amount of the Increased Cost Estimate the Investor have approved under paragraph (d) above, which shall also be deemed to constitute the Investor’s written consent for the purposes of this paragraph.

(g)

Each Company Party agrees to pay all accrued fees, costs and expenses of each Investor Advisor in connection with the Transaction (including, for the avoidance of doubt the Bridge Facility), within five Business Days’ of the date that such Investor Advisor has delivered an invoice to a Company Party.

5.10	Independent directors

(a)

As soon as reasonably practicable following the date of this Agreement, the Investors may (but are not required to) nominate one person who is independent from the Investors and their Affiliates to be appointed as an independent non-executive director (the “Independent Director”) to the board of the Company and/or any other subsidiary boards of any members of the Group that may be selected by the Investors (and any committees of such boards as determined by the Investors) provided that a Company Party has the right to appoint an additional director to such subsidiary board (the “Relevant Appointments”). Topco and the Company Parties will procure (and will procure that each relevant member of the Group procures) the Relevant Appointments as soon as reasonably practicable (and, in any event within five Business Days) following the later of the date such Independent Director has accepted his or her prospective appointment and the relevant Independent Director’s appointment terms being agreed. All remuneration, costs, fees and expenses of the Independent Director shall be on customary terms and shall be paid by or on behalf of the Company, provided that such amounts are acceptable to the relevant Company Parties, acting reasonably.

(b)

Topco and the Company shall not (and will use all reasonable endeavours to procure that each relevant member of the Group does not) remove or replace the Independent Director without the prior consent of the Investors, unless required to do so pursuant to applicable law or regulation or failure by such director to discharge his or her duties or due to breaches of the terms of their appointment. If the Independent Director resigns or is replaced for any reason, the Investors may (but are not required to) nominate a replacement Independent Director and Topco and the Company will procure (and will use all reasonable endeavours procure that each relevant member of the Group procures) the appointment of such replacement Independent Director to the relevant board (and committees) as soon as reasonably practicable (and, in any event within five Business Days) following the date such person has accepted his or her prospective appointment.

6	ACCESSIONS

6.1	Additional Participating Senior Lenders and Additional Bridge Lenders

(a)

A person who is the legal owner of any Debt and is not a Participating Senior Lender or a Bridge Lender may accede to this Agreement in respect of all (but not less than all) Debt which such person is the legal owner of (except for any Debt held by it in its capacity as a Qualified Market-maker) by delivering a duly completed and executed Lender Accession Letter to the Company. On delivery of such Lender Accession Letter to the Company:

(i)	this Agreement shall be read and construed as if such acceding entity was a Party to this Agreement; and

(ii)	the acceding entity agrees to be bound by the terms of this Agreement,

in each case, as an Additional Participating Senior Lender or Additional Bridge Lender (as the case may be) from the date of the relevant Lender Accession Letter.

(b)

The Company may, in its discretion, accept a Lender Accession Letter subject to non-material defects in the form and/or means of delivery without requiring such non-material defects to be resolved. The Company may, in its discretion, deem Lender Accession Letters received subject to material defects that are later resolved to have been received at the time of receipt of the defective document.

6.2	Sub-participants

Any Participating Senior Lender who does not (directly or indirectly) hold the ultimate beneficial and/or economic interest in the Debt of which it is the lender of record (except for any Debt held by it in its capacity as a Qualified Market-maker) shall use reasonable endeavours to procure that the Beneficial Owner of such Debt shall deliver a duly completed and executed Sub-Participant’s Letter to the Company.

6.3	Additional Company Parties

A person who is a subsidiary of the Company and is not a Company Party may accede to this Agreement as an Additional Company Party by delivering a duly completed and executed Company Party Accession Letter to the Company. On delivery of such Company Party Accession Letter to the Company:

(a)	this Agreement shall be read and construed as if such acceding entity was a Party to this Agreement; and

(b)	the acceding entity agrees to be bound by the terms of this Agreement,

in each case as an Additional Company Party from the date of the relevant Company Party Accession Letter.

6.4	Additional Investors

A person who is an Affiliate or Related Fund of an Investor may accede to this Agreement as an Additional Investor by delivering a duly completed and executed Investor Accession Letter to the Company. On delivery of such Investor Accession Letter to the Company:

(a)	this Agreement shall be read and construed as if such acceding entity was a Party to this Agreement; and

(b)	the acceding entity agrees to be bound by the terms of this Agreement,

in each case as an Investor from the date of the relevant Investor Accession Letter, provided in each case, that no accession of Additional Investor shall discharge or release any of the obligations on any other Investor pursuant to this Agreement.

7	TRANSFERS

7.1	Participating Senior Lenders and Bridge Lenders

(a)

Subject to paragraph (c) below, Clause 9 (Limitations) and any provisions in the Senior Credit Agreement, no Participating Senior Lender or Bridge Lender shall Transfer any of its rights or obligations in respect of its Participating Debt or Bridge Debt or this Agreement (including any monies or other assets owing to it under or in connection with its Participating Debt or Bridge Debt or this Agreement) to, or in favour of, any person who is not already a Participating Senior Lender or Bridge Lender (as the case may be) unless prior to or concurrently with completing the Transfer, such Participating Senior Lender or Bridge Lender delivers a duly completed and executed Transfer Certificate to the Company and upon delivery of which:

(i)	this Agreement shall be read and construed as if the transferee of the Participating Debt or Bridge Debt (as applicable) was a Party to this Agreement; and

(ii)	the transferee of the Participating Debt or Bridge Debt (as applicable) agrees to be bound by the terms of this Agreement,

in each case, as an Additional Participating Senior Lender or Additional Bridge Lender (as applicable).

(b)

If a Participating Senior Lender or Bridge Lender transfers any of its rights or obligations in respect of its Participating Debt or Bridge Debt (as applicable) to, or in favour of, any person who is already a Participating Senior Lender or Bridge Lender, the transferor Participating Senior Lender or Bridge Lender and the transferee Participating Senior Lender or Bridge Lender shall deliver a Transfer Certificate or Sub-Participant’s Letter (as applicable) confirming such Transfer to the Company.

(c)

A Participating Senior Lender may Transfer Participating Debt to a Qualified Market-maker if and only if such Qualified Market-maker has the purpose and intent of acting as a Qualified Market-maker in respect of the relevant Participating Debt in which case such Qualified Market-maker shall not be required to accede to this Agreement or otherwise agree to be bound by the terms and conditions of this Agreement in respect of such Participating Debt provided that: (i) the relevant Participating Senior Lender shall make such Transfer conditional on any person to whom the relevant Participating Debt is transferred by the Qualified Market-maker either being a Participating Senior Lender or agreeing to execute and deliver a Lender Accession Letter and (ii) the Participating Senior Lender uses reasonable endeavours to procure that the Qualified Market-maker transfers the relevant Participating Debt within 10 Business Days of the settlement date in respect of its acquisition of Participating Debt to a Participating Senior Lender or to a transferee who executes and delivers a Lender Accession Letter in accordance with Clause 6 (Accessions).

7.2	Additional Debt

Nothing in this Agreement shall prevent any Participating Senior Lender or their Affiliates or Related Funds from acquiring Debt in addition to their Participating Debt (including by way of sub-participation) at any time (“Additional Debt”). In the event any Participating Senior Lender or any of their Affiliates or Related Funds (as applicable) does acquire Additional Debt (excluding any Debt acquired and held by it in its capacity as Qualified Market-maker), such Participating Senior Lender shall as soon as reasonably practicable deliver an updated Confidential Annexure to the Company and the Calculation Agent (if applicable). The Participating Senior Lenders acknowledge that any Additional Debt (excluding any Debt acquired and held by it in its capacity as Qualified Market-maker) shall automatically become Participating Debt.

7.3	Disclosure

Notwithstanding Clause 15 (Confidentiality and Announcements), subject to the terms of confidentiality set out in the Senior Credit Agreement and any other confidentiality agreements or undertakings in place between certain Parties, a Participating Senior Lender or Bridge Lender may disclose to any person to    (or through) whom it Transfers (or may potentially Transfer provided that potential transferee is subject to a confidentiality agreement with the Company) its rights or obligations in respect of its Participating Debt or Bridge Debt, the existence and content of this Agreement and any information it has received in its capacity as a Participating Senior Lender or Bridge Lender (the “Information”), provided that the person to whom the Information is to be given has entered into a confidentiality undertaking on terms reasonably acceptable to the Company.

7.4	Ceasing to be a Party

Following the transfer of all of its Participating Debt or Bridge Debt to another person in accordance with the terms of this Agreement, a Participating Senior Lender or Bridge Lender shall cease to be a Participating Senior Lender or Bridge Lender, save that the Surviving Provisions shall remain in force in respect of that Participating Senior Lender or Bridge Lender and it remain liable for any breaches of this Agreement that occurred before such time.

8	AGREEMENTS AMONG THE PARTICIPATING SENIOR LENDERS

8.1	Agreements among the Participating Senior Lenders

(a)

Save as expressly set out in this Agreement, this Clause 8 sets out certain rights and obligations among the Participating Senior Lenders only and does not impact the rights and obligations of each Participating Senior Lender vis-à-vis any other Party and each sub-Clause below is always construed subject to this Clause 8.1.

(b)

Each member of the Ad Hoc Group shall be entitled to rely on, enforce and enjoy the benefit of this Clause 8 as if it were a party to this Agreement and each member of the Ad Hoc Group shall not be bound by any amendment or waiver of this Clause 8 or any other provision of this Agreement which affects its rights and obligations without the AHG Counsel’s prior written consent.

8.2	Ad Hoc Group not an agent

The members of the Ad Hoc Group are not agents and do not and will not “act for”, act on behalf of or represent any Participating Senior Lenders in any capacity, will have no fiduciary duties to any Participating Senior Lenders and will have no authority to act for, represent or commit any Participating Senior Lenders. The members of the Ad Hoc Group will have no obligations other than those for which express provision is made in this Agreement (and for the avoidance of doubt each member of the Ad Hoc Group shall not be under any obligation to advise or to consult with any Participating Senior Lender on any matter related to this Agreement).

8.3	Ad Hoc Group may continue to deal with the Group

Each member of the Ad Hoc Group will remain free to deal (including with any member of the Group and the Group on its own account) and, save as expressly required by the Transaction Documents, will therefore not be bound to account to any Party for any sum, or the profit element of any sum, received by it for its own account.

8.4	Participating Senior Lenders may seek their own advice

Each Participating Senior Lender acknowledges and agrees that it will remain free to seek advice from its own advisors regarding its exposure as a Participating Senior Lender and will as regards its exposure as a Participating Senior Lender at all times continue to be solely responsible for making its own independent investigation and appraisal of the business, financial condition, credit-worthiness, status and affairs of the Group.

8.5	No representation

(a)

Although each of the Participating Senior Lenders may, at its discretion, seek to convey to other Parties the views of Participating Senior Lenders on issues or points that appear to the Participating Senior Lender to be relevant, no Participating Senior Lender:

(i)	“acts” or will “act for” the other Participating Senior Lenders in any representative capacity;

(ii)	has or will have any fiduciary duties to any other Participating Senior Lenders;

(iii)

has or will have any authority to act for, represent, or commit any other Participating Senior Lenders. A Participating Senior Lender has no obligations other than those for which express provision is made in this Agreement and the Transaction Documents; or

(iv)

has, or will have, any general or other fiduciary duties or any duty of care to any Party or their direct or indirect shareholders, or to the other Participating Senior Lenders or any other creditors, as agent, trustee or otherwise.

For the avoidance of doubt, this Clause 8.5 shall not prejudice any authority and instructions given by the Participating Senior Lenders.

(b)

Nothing in this Agreement shall create or imply any fiduciary duty, any duty of trust or confidence in any form on the part of any member of the Ad Hoc Group (in its capacity as a member of the Ad Hoc Group and not in its capacity as a Lender and/or agent (as applicable)) to any other Party or the other Participating Senior Lenders under or in connection with this Agreement, the Senior Credit Agreement or the Transaction.

8.6	No requirement to disclose information received in other capacities

(a)

No information or knowledge regarding any Party or the Group or its affairs received or produced by any Participating Senior Lender or as result of any other dealings with or services to any member of the Group shall be imputed to any other Participating Senior Lender and no Participating Senior Lender shall be bound to distribute or share any information received or produced pursuant to this Agreement to any other Participating Senior Lender or to any other Lender under the Senior Credit Agreement or any other person.

(b)

No information or knowledge regarding the Company or the Group or its affairs received or produced by any member of the Ad Hoc Group in connection with this Agreement or the Transaction shall be imputed to any other member of the Ad Hoc Group.

8.7	No requirement to breach other duties

No Participating Senior Lender, shall be obligated to do anything if taking such action would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty or duty of confidentiality which it is required to comply with or if such action would be otherwise actionable at the suit of any person (and may do anything which in its reasonable opinion is necessary to comply with any such law, regulation or duty or to avoid any such suit).

8.8	Responsibility for documentation

Save as expressly stated in this Agreement, the members of the Ad Hoc Group, in respect of any other Participating Senior Lender:

(a)

will not be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Party or the Group or any other person given in or in connection with the Transaction and any associated documentation or the transactions contemplated therein;

(b)

will not be responsible for the legality, validity, effectiveness, completeness, adequacy or enforceability of the Transaction or any agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the Transaction;

(c)

will not be responsible for any determination as to whether any information provided or to be provided to any Participating Senior Lender is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

(d)

will not be responsible for verifying that any information provided to any Party (using reasonable endeavours and usual methods of transmission such as e-mail or post) has actually been received and/or considered by each Party;

(e)	will not be liable for any accidental failure to provide information to any Party;

(f)

will not be under any obligation to update or correct any inaccuracy in any information supplied by them or be otherwise liable to the Company, the other members of the Group, the Participating Senior Lenders and/or any other person in respect of such information;

(g)	will not be liable if e-mail communications are intercepted, delayed, corrupted, not received, or received by persons other than the intended addressee(s);

(h)

shall not be bound to distribute to any Participating Senior Lender or to any other person, information received by it and not made available to the Participating Senior Lenders generally at the same time from or on behalf of the Company, regarding the Company or the Group or the Loan Documents or otherwise;

(i)

will not be bound to use any information received by it in another capacity from another source for the purposes of the relevant Loan Documents or be required to provide such information to any Party or person; and

(j)

shall not be bound to enquire as to the absence, occurrence or continuation of any Default or Event of Default under any of the relevant Loan Documents or the performance by any Loan Party of its obligations under the Loan Documents or any other document or agreement.

8.9	Own responsibility

(a)

It is understood and agreed by each Participating Senior Lender for the benefit of the members of the Ad Hoc Group that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of, and investigation into, all risks arising in respect of the business of the Group or under or in connection with the Transaction, the Transaction Documents and any associated transactions and documentation including:

(i)	the financial condition, creditworthiness, condition, affairs, status and nature of the Group;

(ii)

the legality, validity, effectiveness, completeness, adequacy and enforceability of any document entered into by any person in connection with the business or operations of the Group or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction;

(iii)

whether such Participating Senior Lender has recourse, and the nature and extent of that recourse, against the Group or any other person or any of the respective assets under or in connection with this Agreement, the Transaction and/or any associated documentation, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction;

(iv)

the adequacy, accuracy and/or completeness of any information provided by any other Party and each of their Advisors or by any other person in connection with the Transaction, and/or any associated documentation, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction; and

(v)

the adequacy, accuracy and/or completeness of any advice obtained by the members of the Ad Hoc Group or any other Party in connection with the Transaction or in connection with the business or operations of the Group.

(b)

Accordingly, each Participating Senior Lender acknowledges and confirms to the members of the Ad Hoc Group that it has not relied on, and will not hereafter rely on, the members of the Ad Hoc Group in respect of any of the matters referred to in paragraph (a) above and that consequently no Participating Senior Lender shall have any duty, obligation or liability (whether direct or indirect, in contract, tort or otherwise) or responsibility to any Participating Senior Lender or any other person in respect of such matters or in respect of:

(i)

the termination, acceleration or cancellation of any arrangements between (A) two or more Participating Senior Lenders or (B) one or more Participating Senior Lenders and one or more members of the Group; or

(ii)	any negotiations, discussions or actions taken or not taken in relation to any proposals or arrangements with the Group’s stakeholders.

8.10	Exclusion of Liability

(a)

Without limiting paragraph (b) below, no member of the Ad Hoc Group or its respective legal Advisors will have any liability (whether direct or indirect, in contract or tort or otherwise) or responsibilities to any Participating Senior Lender or any of its Affiliates, Related Funds or Representatives, or be liable for any action or decision taken by it (or any inaction) in relation to the negotiation of this Agreement or the planning or implementation of the Transaction, unless directly caused by the fraud, gross negligence or wilful misconduct of such person, and to the extent finally judicially determined by a court of competent jurisdiction. No member of the Ad Hoc Group (or legal Advisor to that person), shall be responsible or have any liability to any Participating Senior Lender for consequential losses or damages.

(b)

No Participating Senior Lender (other than a member of the Ad Hoc Group) may take any proceedings against any director, officer, partner, employee, professional Advisor, investment manager, investment Advisor, agent of any other member of the Ad Hoc Group or its Affiliate or Related Fund in respect of any Claim it might have:

(i)	against one or more members of the Ad Hoc Group, or

(ii)	in respect of any act or omission of any kind by that director, officer, partner, employee, professional Advisor, investment manager, investment Advisor, agent, Affiliate or Related Fund,

in each case, in relation to the negotiation of this Agreement or the planning or implementation of the Transaction.

(a)

Any director, officer, partner, employee, professional Advisor, investment manager, investment Advisor, agent, Affiliate or Related Fund of the Ad Hoc Group may rely on paragraph (b) above as if it were a party to this Agreement and without prejudice to Clause 1.2 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999, no such director, officer, partner, employee, professional Advisor, investment manager, investment Advisor, agent, Affiliate or Related Fund shall be bound by any amendment or waiver of this Clause 8.10 (Exclusion of Liability) without the consent of such director, officer, partner, employee, professional Advisor, investment manager, investment Advisor, agent, Affiliate or Related Fund.

8.11	Participating Senior Lenders acting independently

The Parties acknowledge that each Participating Senior Lender is acting independently and is not acting together or in concert with respect to any matter hereunder or otherwise in connection with the Transaction.

8.12	Assumptions as to authorisation

The members of the Ad Hoc Group may assume that (and shall not be required to verify):

(a)	any representation, notice or document delivered to them is genuine, correct and appropriately authorised;

(b)

any statement made by a director, manager, authorised signatory or employee of any person or entity regarding any matters are within that person’s knowledge or within that person’s power to verify; and

(c)	any communication made by Topco, the Company or member of the Group is made on behalf of and with the consent and knowledge of that person or entity.

8.13	AHG Counsel

Each Party acknowledges that the AHG Counsel with respect to each Party (save for members of the Ad Hoc Group):

(a)	does not act in any representative capacity;

(b)	has no fiduciary or other duties or obligations; and

(c)	is not under any obligation to:

(i)	advise or consult with any Participating Senior Lender on any matter related to this Agreement; or

(ii)	disclose to any Participating Senior Lender any information it may receive in its capacity as AHG Counsel.

(d)	Each Participating Senior Lender:

(i)	(as applicable) waives any claim that the AHG Counsel’s representation of the Ad Hoc Group represents a conflict of interest; and

(ii)	(as applicable) confirms that it consents to the AHG Counsel’s representation of the Ad Hoc Group.

(e)

The AHG Counsel shall be entitled to rely on, enforce and enjoy the benefit of this Clause 8.13 as if it were a party to this Agreement and the AHG Counsel shall not be bound by any amendment or waiver of this Clause 8.13 or any other provision of this Agreement which affects its rights and obligations without the AHG Counsel’s prior written consent.

9	LIMITATIONS

9.1	Nothing in this Agreement shall:

(a)

be construed to prohibit any Party from asserting or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or prevent any Party from enforcing this Agreement;

(b)	constitute, and should not be construed as, an offer or invitation to sell or issue securities or otherwise constitute an invitation or inducement to any person;

(c)	require any Party (or any member of the Group) or their respective directors or managers to take any action which would or could reasonably be expected to result in a breach of:

(i)	any law or regulation or the rules of any applicable stock-exchange;

(ii)	any order or direction of any relevant court or Governmental Body; or

(iii)	the terms of any non-disclosure agreement to which that Party is subject,

in each case that is applicable to that Party (or member of the Group) and which impediment has not been or cannot be avoided or removed by taking reasonable steps;

(d)

restrict any Party (or any member of the Group) or any officer, manager, employee or director of any Party (or any member of the Group) from complying with any fiduciary duty, common law, regulatory or legal obligation, including without limitation, to commence insolvency proceedings, if such person or its directors or officers reasonably consider that failing to do so is reasonably likely to result in such person incurring personal liability or sanction due to a breach of their legal or fiduciary duties or obligations as directors or officers of such entity (on the basis of written legal advice that he or she has received) provided that, Topco, any member of the Group, or any Company Party shall as soon as practicably possible (and in any case at least five (5) Business Days prior to any filing (including the filing of a petition for insolvency proceedings))(to the extent legally possible) notify the Advisors if it concludes that reasons or circumstances have occurred or may occur that may make it more likely that it is necessary or advisable to file for insolvency proceedings notwithstanding the support provided under the terms of this Agreement;

(e)	restrict any director or officer of any member of the Group from complying with any applicable securities laws (based on legal advice received by that person);

(f)

require any director, officer, agent or employee of Topco or any member of the Group to take any action which could reasonably expected to (based on legal advice received by that person) expose that person to a risk of personal liability which is outside of the ordinary course for a director, officer, agent or employee;

(g)

require any Party (or any member of the Group) or any officer, manager, employee or director of any Party (or any member of the Group), to breach any applicable securities laws or other laws or any legal obligations or fiduciary duty applicable to it, or require any Party or any member of the Group to take any action if doing so is reasonably likely to result in such person incurring personal liability or sanction due to a breach of their legal or fiduciary duties or obligations as officer or director of such entity (on the basis of written legal advice that he or she (or the company over which such person is appointed as a director or officer) has received);

(h)	require Topco or any member of the Group to take or procure that any action is taken or otherwise comply with a provision of this Agreement:

(i)

which would prohibit, prevent or impede the ability of any member of the Group to undertake any contingency planning regarding its financial condition or business operations conducted on the advice of its legal advisors and/or financial advisors; or

(ii)

if any member of the Group has not received all Authorisations of any governmental or regulatory authority that are reasonably necessary in order to take or procure the taking of that action or otherwise comply with that provision of this Agreement, provided that such member of the Group has used commercially reasonable endeavours to obtain that Authorisation; or

(iii)

where the directors of Topco and/or the Company consider (acting reasonably) that taking or procuring that action will incur a liability for costs or expenses which neither such member of the Group, the Company or any Obligor Loan Party would reasonably be expected to have means to pay by its due date;

(i)

require Topco or any member of the Group (or its directors, officers, agents or employees) to procure that any entity which has ceased to be a member of the Group takes any action or performs any obligation under this Agreement or any Transaction Document;

(j)

require any Party (or any Representative of such Party) to incur any material liability, out of pocket costs or expenses except as expressly contemplated by this Agreement or where the Company (or another member of the Group) has agreed to meet such expense;

(k)	require any Participating Senior Lender, any Investor or any Bridge Lender to make any equity or debt financing available to the Group except as expressly contemplated by this Agreement;

(l)

prevent any Participating Senior Lender, any Investor or any Bridge Lender (or any of its Affiliates or Related Funds) from providing debt financing, equity capital or other services (including advisory services) or from carrying on its activities in the ordinary course and providing services to clients (including to others who may have a conflicting interest to the Transaction; or

(m)

prevent or restrict any Party from bringing proceedings or taking such action or steps which the Company, the Investors, the Bridge Lenders and Ad Hoc Group consider to be necessary or desirable to implement or consummate the Transaction.

9.2

If a Party anticipates that it will, or is reasonably likely to, fail to take or refrain from taking action which would otherwise have been required were it not for this Clause 9 (Limitations), it shall so notify the Company, with a copy to the AHG Counsel, Company Counsel and Investor Counsel, promptly upon becoming so aware.

9.3

If a Party fails to take or refrains from taking action which would otherwise have been required were it not for this Clause 9 (Limitations), to the extent legally permissible it shall so notify the Company, with a copy to AHG Counsel, Company Counsel and Investor Counsel, promptly upon becoming so aware, and the Company, the Majority Participating Senior Lenders, the Investors or the Bridge Lenders shall be entitled to require the relevant Party to provide reasonably satisfactory evidence (without any obligation on such Party whatsoever to breach any relevant privilege) as to why taking or refraining from taking the action would have given rise to the breach of the applicable law, regulation, statute or legal or fiduciary duty referred to in this Clause 9 (Limitations).

10	FEES

10.1	Transaction Fee

(a)

If the Transaction Effective Time occurs, each Original Participating Senior Lender will receive its proportion of the Transaction Fee in respect of its Participating Debt, which will, at the Investors’ sole election (acting together), be paid in cash (provided that the relevant Company Party has the resources to pay the Transaction Fee in cash) or be capitalised and added to the outstanding principal of such Original Participating Senior Lender’s holding of Participating Debt as at the Effective Time in accordance with the terms of the Senior Credit Agreement, provided that:

(i)	the relevant Original Participating Senior Lender is a Participating Senior Lender as at the Transaction Effective Time; and

(ii)	the Original Participating Senior Lender has not committed a material breach (in the context of the Transaction as a whole) under this Agreement at such time it being acknowledged, for the avoidance of doubt, that such payment or capitalisation of the Transaction Fee will satisfy equivalent obligations under the Senior Credit Agreement in respect of the Approved Sale Transaction Fee. (as defined in the Senior Credit Agreement).

(b)

The Company (or Calculation Agent) shall notify each eligible Original Participating Senior Lender of the amount of its Transaction Fee at least two Business Days in advance of the anticipated Transaction Effective Time.

(c)

No other fees shall be payable to the Parties as a result of their entry into this Agreement or consummation of the Transaction except as otherwise expressly agreed by the Company and the Investors in the Transaction Documents or as expressly contemplated in the Term Sheet.

(d)	Any Original Participating Senior Lender may waive its entitlement to the Transaction Fee by notice to the Company.

(e)

Notwithstanding any other term of this Agreement, the right of an Original Participating Senior Lender to receive the Transaction Fee (or the relevant portion thereof in respect of a partial transfer of Participating Debt) shall be automatically transferred to any transferee of all (or the relevant portion) of the Participating Debt that gave rise to such right pursuant to this Clause 10.1. For the purposes of this Clause 10.1 only, such transferee shall be deemed to be an Original Participating Senior Lender.

10.2	Competing Transaction Fee

(a)

If any Company Party or a Participating Senior Lender that is a member of the Ad Hoc Group publicly announce, enter into or consummate a Competing Transaction (including as a result of the M&A Process) with any person other than the Investor (or its Affiliate or Related Fund) on or before the Long Stop Date, the Company Parties shall pay (or procure payment of) a one-time termination fee of $20,000,000 in aggregate in cash to the Investors or their designees, in each case, by wire transfer of same-day funds within two Business Days after announcing, entering into or consummating such Competing Transaction.

(b)

In the event of any termination of this Agreement pursuant to Clause 12.1 (Voluntary termination) or Clause 12.3 (Automatic termination) (other than as a result of any Company Party or the Ad Hoc Group publicly announcing, entering into or consummating a Competing Transaction), no fee shall be payable under paragraph (a) above.

10.3	Each payment that is to be made in cash by or on behalf of the Company Parties under or pursuant to this Clause 10 (Fees) (a “Payment”):

(a)	shall be non-refundable;

(b)

shall be paid in immediately available, freely transferrable cleared funds to such account(s) with such bank(s) as the Participating Senior Lender or Investor (as applicable) shall notify to the Company;

(c)	shall be paid without set off or counterclaim, and free and clear from any Tax Deduction, save to the extent that a Tax Deduction is required by law; and

(d)	is exclusive of any value added tax or similar charge (“VAT”).

10.4

If a Tax Deduction is required to be made from a Payment other than a Payment to an Original Participating Senior Lender, the amount of the Payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the Payment which would have been due if no Tax Deduction had been required (such increased Payment being an “Increased Payment”), except to the extent that such Tax Deduction would not have arisen but for:

(a)

the Participating Senior Lender not being or having ceased to be a Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or published practice or published concession of any relevant taxing authority, if on the date on which the payment falls due the payment could have been made to the Participating Senior Lender without a Tax Deduction if the relevant Lender had been a Qualifying Lender; or

(b)

the Participating Senior Lender is a Treaty Lender and the Company is able to demonstrate that the payment could have been made to the Participating Senior Lender without the Tax Deduction had the Participating Senior Lender cooperated in completing any procedural formalities necessary for the Company to obtain authorisation to make that payment without a Tax Deduction; or

(c)

the failure of the Participating Senior Lender or any beneficiary of such payment (or any of its Affiliates) to provide any form, certificate, document or other information that would have reduced or eliminated such deduction or withholding where such form, certificate, document or other information was reasonably requested in writing by the Company.

10.5

The Company agrees to indemnify each Participating Senior Lender and the Investor (as applicable) for the full amount of any Tax Deduction in respect of which an Increased Payment was payable pursuant to Clause 10.4 including penalties and interest resulting from the failure of the Company to account for the Tax Deduction in respect of which an Increased Payment was payable, save to the extent that such penalties and interest result from a failure by the relevant Participating Senior Lender or Investor to promptly:

(a)	cooperate with any reasonable request by the Company to reduce such liability for penalties or interest; or

(b)

pay to the relevant tax authority any payment made by the Company to the relevant Participating Senior Lender or Investor (as applicable) on account of any Tax Deduction or Increased Payment pursuant to this Clause 10.5.

10.6

If an Increased Payment is made pursuant to Clause 10.4 and the relevant payee obtains and utilises a refund of tax or a credit against tax or similar benefit resulting in a saving of tax that would otherwise have been due and payable by such payee (that in either case would not have arisen but for the relevant Tax Deduction or Increased Payment) (a “Tax Credit”), then the relevant payee shall reimburse the relevant payor of the Increased Payment as soon as reasonably practicable with such amount as the relevant payee determines (acting reasonably) to be an amount that shall leave the relevant payee after such reimbursement in no better or worse position (having regard to the time value of money) than it would have been in had the relevant payor not been required to make such Tax Deduction or pay any such Increased Payment, provided that this Clause 10.6 shall not require such payee to disclose to the payor of the Increased Payment, nor shall the payor of the Increased Payment be entitled to inspect, any of the books and other records of the payee nor shall anything herein prevent the payee from arranging its commercial and Tax affairs in whatever manner it thinks fit.

10.7

A Treaty Lender which is entitled to an Increased Payment pursuant to Clause 10.4 shall use all reasonable endeavours to obtain and utilise a Tax Credit in respect of such Increased Payment or the Tax Deduction which gave rise to such entitlement to an Increased Payment, provided that this Clause 10.7 shall not require such Treaty Lender to disclose to the payor of the Increased Payment, nor shall the payor of the Increased Payment be entitled to inspect, any of the books and other records of the Treaty Lender nor shall anything herein prevent the Treaty Lender from arranging its commercial and Tax affairs in whatever manner it thinks fit.

10.8

If VAT is or becomes chargeable in respect of any supply for which a Payment other than a Payment to an Original Participating Senior Lender is the consideration and the Participating Senior Lender or Investor (as applicable) entitled to such Payment (or a member of a group of which it is part for VAT purposes) is required to account to a tax authority for the VAT, the Company shall pay (or procure the payment of) (in addition to and at the same time as making the Payment) an amount equal to the VAT chargeable on the supply made by the Participating Senior Lender or Investor, subject to that relevant person promptly providing a valid VAT invoice to the recipient of the supply (or where the Company is required to self-account for such amount on a reverse charge basis, the Company shall pay such amount of VAT to the relevant tax authority). For the avoidance of doubt, where this Agreement provides that a person is to be reimbursed or indemnified for any cost or expense, the amount to be reimbursed or indemnified shall include any VAT incurred on such cost or expense, save to the extent that the relevant person reasonably determines that it or one of its Affiliates is entitled to credit or repayment in respect of such VAT from a tax authority.

10.9

Sections 3.01 (other than Section 3.01(h)) and 3.02 of the Senior Credit Agreement (as those provisions read as at August 11, 2023, immediately following the second amendment to the Senior Credit Agreement and ignoring any subsequent amendments) shall apply in respect of any Payment to an Original Participating Senior Lender as though (i) the payer of the Payment is the Borrower under the Senior Credit Agreement, (ii) each Original Participating Senior Lender is a Lender under the Senior Credit Agreement and receiving such Payment in its capacity as such a Lender and (iii) this Agreement is a Loan Document for the purposes of the Senior Credit Agreement, with such other modifications as are reasonably required to give effect to such Sections of the Senior Credit Agreement within this Agreement. For the avoidance of doubt, references to “U.S. federal withholding Taxes” in the definition of Excluded Taxes in the Senior Credit Agreement shall be read for these purposes as references to U.S. federal withholding Taxes only (and not to any Tax imposed by any jurisdiction other than the United States of America).

11	CALCULATION AGENT

11.1	The Company may appoint a Calculation Agent which will be responsible for, among other things:

(a)	receipt and processing of Lender Accession Letters, Company Party Accession Letters, Confidential Annexures and Transfer Certificates, and related evidence and documents;

(b)

calculating the positions of the Participating Senior Lenders to establish whether requisite majorities required pursuant to this Agreement have been achieved and the amount of any fees payable to any Participating Senior Lender pursuant to this Agreement, and the decision of the Calculation Agent in relation to any such calculations which may be required shall be final (in the absence of manifest error) and may not be disputed by any Participating Senior Lender and each Participating Senior Lender in its capacity as such hereby unconditionally and irrevocably waives and releases any claims which may arise against the Calculation Agent, (save in the case of wilful misconduct, fraud or gross negligence) in each case in relation to the Calculation Agent’s performance of its roles in connection with this Agreement.

11.2

The Calculation Agent may request, and the relevant Participating Senior Lender and the Company shall deliver, such evidence as may reasonably be required by the Calculation Agent proving (to the reasonable satisfaction of the Calculation Agent) that such Participating Senior Lender is the legal and/or beneficial owner of the Participating Debt in relation to which a Participating Senior Lender claims it has signed a Lender Accession Letter, Transfer Certificate or this Agreement. The Calculation Agent shall be entitled to rely in good faith upon any information supplied to it by the Company or any Participating Senior Lender.

11.3

For the avoidance of doubt, the Calculation Agent shall be authorised to share with the Company, Company Counsel and AHG Counsel, on a confidential basis and subject to applicable data protection laws regarding disclosure of individuals’ personal information:

(a)	the identity and individual contact details of all Participating Senior Lenders from time to time;

(b)	details of the amount of Participating Debt held by each Participating Senior Lender from time to time; and

(c)	the aggregate amount of Participating Debt held by Participating Senior Lenders from time to time.

11.4

Each Participating Senior Lender shall notify Company Counsel, AHG Counsel and any Calculation Agent of the total amount and principal amount of its Debt promptly upon executing this Agreement (or a Lender Accession Letter, if applicable) and within two Business Days of its purchase or acquisition of any additional Debt.

11.5

Each Party irrevocably authorises Company Counsel, AHG Counsel and any Calculation Agent to inform the Parties and any Calculation Agent of the aggregate amounts of Participating Debt from time to time.

11.6	Notwithstanding Clause 1.3 (Third party rights), any Calculation Agent may rely on this Clause 11.6 as if it were a party to this Agreement.

12	TERMINATION

12.1	Voluntary Termination

This Agreement may be terminated with immediate effect by:

(a)	the mutual written agreement of the Company, the Majority Participating Senior Lenders, each of the Investors and the Bridge Lenders, at any time;

(b)	the Majority Participating Senior Lenders, the Investors and/or the Bridge Lenders by delivery of written notice of termination to the Company if:

(i)	an Insolvency Event occurs in respect of the Company or an Obligor a Loan Party, other than an Insolvency Event referred to in paragraph (e)(ii) of Clause 3 (Forbearances and waivers);

(ii)

any Party (other than any Party purporting to terminate this Agreement under this paragraph) fails to comply with any term of this Agreement that is, in the opinion of the Majority Participating Senior Lenders, the Investors and/or the Bridge Lenders (each acting reasonably), material in the context of this Agreement and the Transaction, unless the failure to comply is capable of remedy and is remedied within 15 Business Days of the Majority Participating Senior Lenders the Investors and/or the Bridge Lenders delivering a notice to the relevant Party alleging such a failure to comply;

(iii)

any representation or warranty given by a Party (other than any Party purporting to terminate this Agreement under this paragraph) under this Agreement proves to have been incorrect or misleading in any material respect and, if capable of remedy, is not remedied within 10 Business Days from the earlier of the date such Party becomes aware and the date on which the relevant Company Party is given written notice of such breach by the Majority Participating Senior Lenders the Investors and/or the Bridge Lenders; and

(iv)	any liabilities under the Senior Credit Agreement have been accelerated in accordance with its terms.

(c)

Either the Company, the Majority Participating Senior Lenders, an Investor and/or a Bridge Lender by delivery of written notice of termination to the Company (or, if the Company is terminating, to the Ad Hoc Group and Investor Counsel) if a final unappealable order of a Governmental Body or court of competent jurisdiction restraining or otherwise preventing the implementation of the Transaction has been made and has not been revoked, withdrawn or dismissed within 20 Business Days of it being made (other than an order made at the instigation of, or on the application of, the Company, any Participating Senior Lender, any Investor or any Bridge Lender purporting to terminate under this Clause 12.1), provided that in respect of a mandatory merger or regulatory approval required in connection with the Transaction only a law or regulation of or an order of a Governmental Body in the United States, United Kingdom or the European Union (including all countries therein) shall entitle the Investor or a Bridge Lender to exercise its rights under this Clause 12.1).

12.2	Termination by individual Participating Senior Lender, an individual Investor or an individual Bridge Lender

This Agreement may be terminated by written notice to the Company by a Participating Senior Lender, an Investor or a Bridge Lender, in respect of itself only, if:

(a)

an order of a Governmental Body or court of competent jurisdiction restraining or otherwise preventing implementation of the Transaction by that Participating Senior Lender, Investor or Bridge Lender has been made and has not been revoked, withdrawn or dismissed within twenty (20) Business Days of it being made; or

(b)

entry into the Transaction would cause the Participating Senior Lender, Investor or Bridge Lender to breach any law or regulation applicable to it (unless such it is able to take reasonable steps to comply with such law or regulation in connection with the Transaction), provided that in respect of a mandatory merger or regulatory approval required in connection with the Transaction only a law or regulation of or an order of a Governmental Body in the United States, the United Kingdom or the European Union (including all countries therein) shall entitle the Investors or a Bridge Lender to exercise its rights under this Clause 12.2.

12.3	Automatic termination

This Agreement shall automatically terminate on the earlier to occur of:

(a)	the Transaction Effective Time; and

(b)	the date on which any Company Party or the Ad Hoc Group publicly announces, enters into or consummates a Competing Transaction; and

(c)	11:59pm (London time) on the Long Stop Date.

12.4	Effect of termination

This Agreement will cease to have any further effect on the date on which it is terminated under Clause 12.1 (Voluntary termination) or Clause 12.3 (Automatic termination), save for the Surviving Provisions which shall remain in full force and effect and save in respect of breaches of this Agreement which occurred prior to such termination.

12.5	Notification of termination

The Company shall promptly notify the other Parties upon becoming aware that this Agreement has been terminated under Clauses 12.1 (Voluntary termination) or Clause 12.3 (Automatic termination).

13	REPRESENTATIONS

13.1	Representations of the Participating Senior Lenders, Investors and Bridge Lenders

Save to the extent set out below, each Participating Senior Lender, each Investor and each Bridge Lender makes the representations and warranties (as relevant) set out in this Clause 13.1 to each other Party on the date of this Agreement (or, in respect of any Additional Participating Senior Lender or Additional Participating Bridge Lender, in accordance with Clause 13.3 (Repetition) on the date on which it becomes a Party):

(a)	it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation;

(b)	it has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted;

(c)	the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable, subject to any applicable Legal Reservations (as defined in the Senior Credit Agreement);

(d)

as far as it is aware, the entry into and performance by it of the transactions contemplated by this Agreement do not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or instrument binding on it or any of its assets;

(e)

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and (subject to the fulfilment of the conditions to the implementation and consummation of the Transaction specified in the Term Sheet and the Steps Plan) the transactions contemplated by this Agreement;

(f)

all Authorisations required for the performance by it of this Agreement and (subject to the fulfilment of the conditions to the implementation and consummation of the Transaction specified in the Term Sheet and the Steps Plan) the transactions contemplated by this Agreement and to make this Agreement admissible in evidence in its jurisdiction of incorporation and any jurisdiction where it conducts its business have been obtained or effected and are in full force and effect; and

(g)

in the case of each Participating Senior Lender and Bridge Lender, it has the power to vote, deal with, approve changes to, dispose of and transfer all its Participating Debt or Bridge Debt (as applicable) as contemplated by this Agreement (or, if it has entered into a sub-participation or similar agreement in respect of any of its Participating Debt, and does not have such power in relation to such Participating Debt, the relevant sub-participant has delivered a duly executed Sub-Participant’s Letter in respect of the Participating Debt).

13.2	Representations of Topco and of the Company Parties

Topco and each Company Party makes the representations and warranties set out in this Clause 13.2 to each other Party on the date of this Agreement (subject to the other provisions of this Agreement (including Clause 9 (Limitations)):

(a)	it is duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(b)	it has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted;

(c)	the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable, subject to any applicable Legal Reservations;

(d)

the entry into and performance by it of the transactions contemplated by this Agreement do not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or instrument binding on it or any of its assets;

(e)

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and (subject to the fulfilment of the conditions to the implementation and consummation of the Transaction specified in the Term Sheet and the Steps Plan) the transactions contemplated by this Agreement;

(f)

all Authorisations required for the performance by it of this Agreement and (subject to the fulfilment of the conditions to the implementation and consummation of the Transaction specified in the Term Sheet and the Steps Plan) the transactions contemplated by this Agreement and to make this Agreement admissible in evidence in its jurisdiction of incorporation and any jurisdiction where it conducts its business have been obtained or effected and are in full force and effect;

(g)	it is not the legal owner of, and it does not have any beneficial interest in, any Debt;

(h)

so far as it is aware, no order has been made, petition presented or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Topco or any other member of the Group, and no analogous procedure has been commenced in any jurisdiction;

(i)

in respect of the Company Parties, no member of the Group owes any loans or other amounts, or has entered into any agreement or arrangement that could give rise to any liability, to the Company or Topco (or any of their Affiliates other than any Subsidiary of the Company), except as disclosed in writing prior to the date of this Agreement;

(j)

the intercompany balances that have been provided to the AHG Advisors, the Investors and the Investor Advisors in the data room made available to them by the Company in connection with the Transaction (the “Data Room”) to date were true and accurate to the best of its knowledge and in all material respects as at the date the information is expressed to be given;

(k)

all written information and documentation in the Data Room (other than projections and estimates) provided by Topco, the Company or any member of the Group (including the Company’s Advisors) to the other Parties (or their respective advisers) is to the best of its knowledge, information and belief (having made reasonable enquiries) true and accurate in all material respects as at the date they were provided or (as the case may be) as at the date the information is expressed to be given, and are not misleading in any material respect;

(l)

all projections and estimates provided to any Party or its advisers on or before the date of this Agreement or the Effective Time (as applicable) (including, without limitation, any cashflow and liquidity forecasts, daily cash positions and similar updates) have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied;

(m)

except as disclosed to AHG Counsel and Investor Counsel in writing prior to the date of this Agreement, it is not aware (to the best of its knowledge having made reasonable enquiry) that any counterparty to any of its or its Subsidiaries’ material contracts, licences, Authorisations or financing documents has served notice to terminate or has communicated an intention to terminate or sought to renegotiate such material contracts, licences, Authorisations or financing documents;

(n)

except as disclosed to AHG Counsel and Investor Counsel in writing prior to the date of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to result in a Material Adverse Change have been started or (to the best of its knowledge and belief having made due and careful enquiry) threatened against it or any of its Subsidiaries, nor are there any circumstances likely to give rise to any such litigation, arbitration or administrative proceedings; and

(o)	in the case of Topco, it does not legally or beneficially hold any equity interests in any person other than the Company.

13.3	Repetition

(a)

The representations and warranties set out in Clause 13.1 (Representations of the Participating Senior Lenders, the Investors and the Bridge Lenders) are deemed to be made by each Additional Participating Senior Lender and Additional Bridge Lender (as applicable) by reference to the facts and circumstances then existing on the day on which the person becomes an Additional Participating Senior Lender or Additional Bridge Lender.

(b)

The representations and warranties set out in Clause 13.2 (Representations of the Company Parties) are deemed to be made by each Additional Company Party by reference to the facts and circumstances then existing on the day on which the person becomes an Additional Company Party.

(c)

Delivery of an Lender Accession Letter or Company Party Accession Letter constitutes confirmation by the relevant person that the representations and warranties set out in Clause 13.1 (Representations of the Participating Senior Lenders) or Clause 13.2 (Representations of the Company Parties) (as the case may be), are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

14	PUBLICITY

(a)

Subject to Clause 15 (Confidentiality and Announcements) and except as permitted by paragraphs (c) or (d) below, each Party irrevocably undertakes that no announcement or media release regarding, or referencing, this Agreement or the Transaction, will be made by or on behalf of any Party (whether publicly or otherwise), other than the agreed announcement described in paragraph (b) below.

(b)

The Parties will procure that the Advisors agree the form and content of any announcement by the Company or the Investors relating to the Transaction (or any element thereof) and the Bridge Facility in good faith as soon as reasonably practicable following the date of this Agreement. Such announcement shall not identify any member of the Ad Hoc Group or any Participating Senior Lender by name without such person’s consent.

(c)

Paragraph (a) above does not apply to any announcement required by law or regulation or any applicable stock exchange. Any Party required to make such an announcement shall, unless the requirement is to make an immediate announcement with no time for consultation, consult with the Advisors and the Company before making the relevant announcement and shall not disclose the identity of a Participating Senior Lender by name without such person’s consent unless required by law or regulation or any applicable stock exchange.

(d)

Paragraph (a) above does not apply in connection with any information made available to financial creditors on the Company’s investor website or other electronic portal or platform and/or a website or other electronic portal or as otherwise disclosed by the Group to any of its financial creditors in each case for the purposes of supporting, implementing and consummating the Transaction provided that (i) any announcement regarding this Agreement or the Transaction shall be subject to paragraph (a) above and (ii) the Company shall not identify any member of the Ad Hoc Group or any Participating Senior Lender by name without the consent of that member of the Ad Hoc Group or Participating Senior Lender.

15	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1	Confidentiality

(a)

Other than as expressly set out in this Agreement, no Party may disclose and each Party must keep confidential the terms of this Agreement, any information or materials relating to or in connection with the M&A Process and the Transaction or as otherwise may be made available from time to time pursuant to this Agreement, including the details or the information concerning a Participating Senior Lender’s Individual Commitments (other than disclosure of the aggregate Participating Debt held by the Participating Senior Lenders), without the prior agreement of the Consent Parties and, where information concerning a Participating Senior Lender’s Individual Commitments is to be disclosed, with the prior agreement of that Participating Senior Lender.

(b)	Each Party may disclose the terms of this Agreement and (in the case of a Participating Senior Lender) details of the aggregate Participating Debt:

(i)

to its Fund Investors, to the extent the relevant person needs to know the terms of this Agreement, provided that such person is informed of the confidential nature of this Agreement and the disclosing Party is responsible for any breaches of the confidentiality provisions of this Agreement by such person unless before disclosing the terms of this Agreement, such person has first entered into a non-disclosure agreement with the Company;

(ii)

to the extent the relevant person needs to know the terms of this Agreement, to its professional advisors (including the Advisors, attorneys, accountants and financial advisors), provided the relevant person has first entered into a confidentiality agreement with the Company or is bound by a professional duty of confidence;

(iii)

to the extent the relevant person needs to know the terms of this Agreement, to its Affiliates, Related Funds and its and their employees, officers, representatives and directors, provided that such person is informed of the confidential nature of this Agreement and the disclosing Party is responsible for any breaches of the confidentiality provisions of this Agreement by such person;

(iv)

to the extent as required or requested by law or regulation, by any court of competent jurisdiction or any competent judicial, governmental, banking, taxation or regulatory body of any competent jurisdiction or the rules of any relevant stock exchange;

(v)	to the extent such terms have become publicly available (other than as a result of a breach by it, or any of its Affiliates or Related Funds of the terms of this Clause 15);

(vi)

to a Lender provided that before disclosing the terms of this Agreement such Lender has first agreed to keep the terms of this Agreement confidential (whether pursuant to a confidentiality click-through set out on the Company’s investor website or otherwise).

(vii)	to any other Party;

(viii)	to the Agent, Bridge Agent, and the Collateral Agent and any other agent under the Senior Credit Agreement;

(ix)	to any Calculation Agent that has agreed to keep the terms of this Agreement and the Transaction confidential;

(x)	to a tax authority of competent jurisdiction to the extent required for the management of the tax affairs of the disclosing party or an Affiliate of the disclosing party; or

(xi)

to any actual or prospective administrator or receiver appointed in accordance with this Agreement, provided the relevant person has first entered into a confidentiality agreement with the Company or is bound by a professional duty of confidence.

16	INFORMATION RELATING TO PARTICIPATING DEBT

16.1	Participating Debt

Subject to Clause 16.2 (Information relating to Individual Commitments), each Party authorises the Company to inform the Parties of, and agrees that the Company may in any public announcement refer to, the aggregate principal amount of Participating Debt held by the Participating Senior Lenders from time to time.

16.2	Information relating to Individual Commitments

Each Party agrees that Individual Commitments are strictly confidential, and it will not make any disclosure to any person, including to any other Party, which would identify an Individual Commitment without the prior written consent of the relevant Participating Senior Lender, except:

(a)	in any legal proceeding relating to this Agreement or the Transaction;

(b)	to the extent required by law, rules, regulation or court order; or

(c)	in response to a subpoena, discovery request, or a request from a Governmental Body or securities exchange for information regarding Individual Commitments;

provided, however, that the relevant disclosing party shall use its reasonable best efforts to maintain the confidentiality of such Individual Commitment in the context of the relevant circumstance described in, as applicable, paragraphs (a) to (c) above and will, to the extent permitted by applicable law or regulation, provide any such Participating Senior Lender with prompt notice of any such request or requirement so that such Participating Senior Lender may seek a protective order or other appropriate remedy and the disclosing party will fully cooperate with such Participating Senior Lender’s efforts to obtain the same.

The Parties agree and acknowledge that all Lender Accession Letters, Company Party Accession Letters, Transfer Certificates, and Confidential Annexures may be disclosed to the Calculation Agent, the Company, Company Counsel, and the AHG Advisors, provided they each agree not to make any disclosure to any person other than the foregoing.

17	SPECIFIC PERFORMANCE

Without prejudice to any other remedy available to any Party, the obligations under this Agreement may, subject to applicable law, be the subject of specific performance by the relevant Parties. Each Party acknowledges that damages may not be an adequate remedy for breach of the obligations under this Agreement.

18	NOTICES

18.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, shall be made by e-mail to the following applicable address(es):

(a)	in the case of any Company Party:

The Bower, 211 Old Street, London, United Kingdom, EC1V 9NR

Attn: Ed Barnett, Hector Sants, Bruce Bell

Email: [***];

(b)	in the case of any Original Participating Senior Lender, to following applicable addresses and with a copy to;

[***]

18.2	Delivery

(a)

Any notice, approval, consent or other communication under or in connection with this Agreement (including the delivery of any Lender Accession Letter, Confidential Annexure or Transfer Certificate) will be deemed to be given when actually received, regardless of whether it is received on a day which is not a Business Day or after business hours in the place of receipt.

(b)

For the purposes of this Clause 18, any notice, approval, consent or other communication under or in connection with this Agreement made by or attached to an e-mail will be deemed received only on the first to occur of the following:

(i)

when it is dispatched by the sender to each of the relevant e-mail addresses specified by the recipient, unless for each of the addressees of the intended recipient, the sender receives an automatic non-delivery notification that the e-mail has not been received (other than an out of office greeting for the named addressee) and the sender receives the notification of non-delivery within one hour after dispatch of the e-mail by the sender;

(ii)	the sender receiving a message from the intended recipient’s information system confirming delivery of the e-mail; and

(iii)	the e-mail being available to be read at one of the e-mail addresses specified by the recipient,

provided that, in each case, the e-mail is in an appropriate and commonly used format, and any attached file is a pdf, jpeg, tiff or other appropriate and commonly used format.

18.3	Advisors

(a)

For the purposes of this Agreement and any matter contemplated under or in connection with this Agreement, including but not limited to the Transaction, any Advisor may provide any written approval, acknowledgement, consent or election for and on behalf of any Party it represents.

(b)

Each Company Party and the Calculation Agent shall be entitled to rely on any confirmation received from the relevant Advisor under paragraph (a) above, as having been properly authorised and approved by the relevant Party and each Party agrees that the Company Parties and the Calculation Agent shall have no liability in the event that this was incorrect.

19	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Participating Senior Lender or Bridge Lender, of any right or remedy under any document in relation to any Debt shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	AMENDMENTS AND WAIVERS

(a)	Subject to paragraph (b) below, any term of this Agreement, the Term Sheet, or the Steps Plan may be amended or waived in writing only with the consent of the Consent Parties.

(b)	The exceptions to paragraph (a) above are as follows:

(i)	an amendment or waiver of:

(A)	Clause 8 (Agreements among the Participating Senior Lenders);

(B)	any provision limiting the liability of the Ad Hoc Group (in that capacity) to the Participating Senior Lenders; or

(C)	this paragraph (b)(i),

may not be effected without the prior consent of the Ad Hoc Group and the Consent Parties;

(ii)	an amendment or waiver of Clause 8.13 (AHG Counsel) and this paragraph (b)(ii) may not be effected without the prior consent of the AHG Counsel and the Consent Parties;

(iii)	an amendment or waiver of the Term Sheet, the Steps Plan, or this Agreement which:

(A)	imposes a more onerous obligation on any Participating Senior Lender than is anticipated by this Agreement at the Effective Time;

(B)	adversely and directly affects any Participating Senior Lender disproportionately in any material respect in comparison to other Participating Senior Lenders; or

(C)

is reasonably likely to adversely and materially prejudice the economic result of the Transaction for a Participating Senior Lender (as against the other Participating Senior Lenders) as contemplated in this Agreement as at the Effective Time, may not be effected without the prior written consent of that Participating Senior Lender and the Consent Parties;

(iv)

an amendment or waiver of this Agreement or the Term Sheet which relates to a matter which would require the consent of all Lenders under section 10.04 (Amendments, Etc.) of the Senior Credit Agreement may not be effected without the consent of all Participating Senior Lenders and the Consent Parties;

(v)

an amendment or waiver of the Term Sheet, the Steps Plan, or this Agreement which affects the rights or obligations of the Ad Hoc Group or any member of the Ad Hoc Group (in its capacity as such), may not be effected without the prior consent of the Ad Hoc Group as a whole or that member of the Ad Hoc Group (as applicable) and, in each case, the Consent Parties;

(vi)

any amendment or waiver of the definition of “Majority Participating Senior Lenders”, may not be effected without the prior written consent of all Participating Senior Lenders and the Consent Parties; and

(c)

any amendment to the Interim Investors Agreement which could reasonably be expected to have an adverse effect on any Lender or any Loan Party’s third party rights may not be effected without the prior written consent of the Consent Parties, including, but not limited to, any such amendment to the final sentence of section 2.1 (Pre-Closing Authority; Actions Under the Transaction Documents), or sections 2.4 (Equity Commitments) or 3.5 (No Third Party Beneficiaries) of the Interim Investors Agreement.

22	RESERVATION OF RIGHTS

(a)	Unless expressly provided to the contrary:

(i)

this Agreement does not amend or waive any Party’s rights under the Loan Documents, or any other documents and agreements, or any Party’s rights as creditors of any Company Party or Loan Party unless and until the Transaction is consummated (and then only to the extent provided under the terms of the Transaction Documents);

(ii)	the Parties fully reserve any and all of their rights, until such time as the Transaction is implemented; and

(iii)

if this Agreement is terminated by any Party for any reason, the rights of that Party against the other Parties to this Agreement and those other Parties’ rights against the terminating Party shall be fully reserved.

(b)

All Parties acknowledge that immediately upon the termination of this Agreement for any reason (other than the occurrence of the Transaction Effective Time), each of the Participating Senior Lenders, the Investors and the Bridge Lenders may enforce all of their respective rights and remedies to their fullest extent, including with respect of any default, potential event of default or event of default (in each case, howsoever described in any Loan Document or Bridge Facility Document), whenever or however arising or having arisen, notwithstanding any temporary waiver or agreement not to exercise any of their rights and remedies that may have been granted prior to the termination of this Agreement.

23	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24	ENTIRE AGREEMENT

This Agreement and the documents referred to in and/or entered into under this Agreement contain the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to matters dealt with in this Agreement.

25	GOVERNING LAW

This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

26	ENFORCEMENT

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

27	SERVICE OF PROCESS

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Company, Party (other than a Party incorporated in England and Wales):

(i)	irrevocably appoints the Company as its agent for service for process in relation to any proceedings before the English courts in connection with this Agreement; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Party of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process by a Party specified in paragraph (a) above is unable for any reason to act as agent for service of process, such Party must immediately appoint another agent and notify the Parties of the name and address details of such agent for service of process.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 9

Term Sheet

PROJECT ATHENS

SUMMARY OF TERMS OF TRANSACTION

This is the Term Sheet referred to in the Transaction Support Agreement. Capitalised terms used but not defined in this Term Sheet will have the meanings given to them in the Transaction Support Agreeement. This Term Sheet is subject to the Transaction Support Agreement and the Credit Agreement. In the event of any inconsistency between this Term Sheet and the terms of the Credit Agreement or the Transaction Support Agreement, the terms of the Credit Agreement and/or Transaction Support Agreement (as the case may be) will prevail.

Transactions:

•  “New Topco” to be established as a wholly owned direct or indirect subsidiary of the Investors.

•  The Company carries out the M&A Process.

•  Following completion of the M&A Process, in the absence of a Competing Transaction, the Company enters into administration and appoints members of AlixPartners LLP or another party to be agreed as administrators (the “Administrators”). The Ad Hoc Group will cause the Term Loan security agent as qualifying floating charge holder to waive its rights to appoint alternative administrators and to release the security over the shares and/or assets of the Company as determined by the Administrators. Immediately following appointment, the Administrators agree to sell and New Topco agrees to buy all assets of the Company at a price agreed with Investors that the Administrators have confirmed to be fair market value (the “Sale”), with the closing of the Sale to be conditional upon the receipt of requisite regulatory clearances by New Topco.

•  The change of control prepayment/put and any ongoing defaults under the existing Credit Agreement will be waived by the Ad Hoc Group consent in connection with the Sale. Company’s existing Credit Agreement to be amended in accordance with the Amendment Agreement (as defined below) and remain outstanding.

•  At signing of the Transaction Support Agreement which shall be no later than December 18, 2023, the Company and the Investors shall enter into a term loan facility, pursuant to which the Investors shall agree to fund in one or more tranches $500 million on a fully committed basis (the “Bridge Loan”) to be drawn by the Company (subject to customary drawdown conditions, including, no material default under Bridge Loan or Transaction Support Agreement) solely to the extent that the Company reasonably determines in good faith that (i) it has a cash need in accordance with the financial plan or (ii) it has a cash need that deviates from the financial plan provided that such deviation (x) relates to operations consistent with the ordinary course of day to day trading of the Group (excluding Topco and the Company) as of the signing of the Transaction Support Agreement, (y) is consistent with the intent of the financial plan, and (z) does not directly or indirectly relate to any material non-ordinary course activity including (without limitation) the establishment of new business lines or operations, new acquisitions or the entry into or performance of new contracts or grant of new management incentives, unless otherwise agreed by the Investors, in each case to fund ordinary course working capital, operations and/or expenses in accordance with the

Company’s financial plan. The Bridge Loan will include customary covenants for an instrument of this type (including minimum liquidity covenant, provided that compliance with such covenant shall not be a condition to drawing the Bridge Loan). Proceeds from the Bridge Loan and cash of the Company or its subsidiaries to be used solely in accordance with the Company’s financial plan to be proposed by the Company in a form which is acceptable to each of the Investors and the Ad Hoc Group. The Investors shall be entitled to review and verify the use of proceeds but shall not otherwise be entitled to impose any conditions on the utilization of the Bridge Loan (other than, for avoidance of doubt, compliance with the Company’s financial plan). The Bridge Loan shall mature (and the related commitment shall expire) at the end of the Exclusivity Period. Interest on the Bridge Loan shall accrue at a rate of 12.5% per annum, compounding monthly in PIK (and it being understood that any and all such interest accrued under the Bridge Loan shall be exclusively in the form of PIK interest and not otherwise payable in cash). The Bridge Loan shall be secured on a pari passu basis with respect to the Term Loans by the same collateral package as the existing Term Loans. Except if the Sale is consummated, the Bridge Loan shall be immediately due and payable (i) at the end of the Exclusivity Period, (ii) in the event that a Competing Transaction is signed, (iii) upon an event of default and acceleration under the Bridge Loan as a result of the Company’s breach of a covenant or failure to satisfy any obligations thereunder or a cross-default or (iv) in the event of termination of the Transaction Support Agreement as a result of a material breach by the Company or the Ad Hoc Group or a material breach by the Company of the Bridge Loan (each of clauses (i) through (iv) a “MOIC Event”), in each case at a price equal to 1.95x of the full $500 million committed plus accrued and unpaid interest (including PIK); provided, that, in the event of a liquidation of the Company, Investors shall receive the then outstanding funded amount of Bridge Loan plus accrued and unpaid interest (including PIK), which for the avoidance of doubt shall be due and payable immediately and secured on a pari passu basis with respect to the Term Loans, plus an additional amount (the “Additional Amount”) equal to 95% of the then outstanding funded amount of Bridge Loan, which Additional Amount shall rank junior with respect to the Term Loans.

•  If the Sale is consummated, the Bridge Loan (if funded) shall be exchanged for equity in full in New Topco and the commitment shall otherwise be terminated.

•  Immediately following the closing of the Sale, an offer shall be made by one or more obligors under the Term Loans to repurchase 10% of the outstanding principal amount of the Term Loans as at the date hereof at par, pro rata amongst the Term Loan lenders.

•  In connection with the closing of the Sale, the Investors will contribute (i) an amount (to the extent positive) equal to $300 million less the then outstanding initial principal amount of the funded Bridge Loan, plus (ii) up to an additional amount equal to $500 million less the sum of (x) the outstanding principal amount of the funded Bridge Loan at the closing of the Sale and (y) the amount funded under clause (i) hereof, at the Company’s option within 12-months of the closing of the Sale, to New Topco in exchange for New Topco equity, the net proceeds of which will be applied to meet transaction costs and otherwise will be made available for the working capital and general corporate needs of the Group (the “Equity Contributions”).

Support Agreement:	The Ad Hoc Group, the Company and the Investors to enter into the Transaction Support Agreement to facilitate a pre-package sale pursuant to which each party will agree to support and implement the Sale. The Transaction Support Agreement shall include an agreement to launch the M&A Process on terms to be agreed to determine the fair market value of the Company; provided, that, notwithstanding anything to the contrary, the Ad Hoc Group shall agree not to enter into a Competing Transaction with the Company of any kind including (without limitation), where pursuant to such Competing Transaction, all or a portion of the Term Loans held by the Ad Hoc Group would remain outstanding (or would be refinanced in cash or on a cashless basis by the Ad Hoc Group). Each of the Investors and the Ad Hoc Group will accept no liability or indemnification obligations with respect to the Sale or the relevant accommodation parties (including the security agent and receiver). An indemnity will be provided to the Administrators up to the applicable allocation under the Cap (as defined below) on the terms set out below. Topco shall agree as part of the Transaction Support Agreement to provide reasonable advance notice to Investors prior to commencing any insolvency proceeding.

Interim Governance:

•  Investors to have the right to appoint one board observer in accordance with the Transaction Support Agreement;

•  additional independent directors to be appointed in accordance with the Transaction Support Agreement; and

•  formation of a board committee to coordinate implementation of the Sale (if requested).

Closing Conditions to the Sale:

•  No court injunctions or other legal restraints.

•  Receipt of all required third-party consents and regulatory approvals in Poland.

•  Duly executed Amendment Agreement (as defined below) and such further amendments to the Credit Agreement as are required to reflect the new group structure further to the bullet below as agreed by Investors.

•  New Topco to accede to the Credit Agreement as Parent (as defined therein) and provide collateral and guarantees in accordance with its terms.

•  Compliance with respect to the Company’s covenants and obligations in all material respects.

Other customary conditions to be mutually agreed, subject to diligence.

Amendment Agreement:	An amendment agreement to the Credit Agreement shall be executed at signing of the Transaction Support Agreement to, among other things and as documented in the form appended to the Transaction Support Agreement (the “Amendment Agreement”), (i) permit incurrence of receivables factoring, receivables financing, inventory financing and similar securitization transactions from the Credit Agreement (whether on a recourse or non-recourse basis) solely to the extent that, on a pro forma basis after giving effect to such incurrence, the ratio of net debt to LTM Consolidated EBITDA (as defined in the Credit Agreement, but as amended solely to remove (i) clause (a)(x) of the definition of “Consolidated EBITDA” and (ii) clause (x) of the proviso of the definition of “Pro Forma Basis”) (or, with respect to the first three quarters of each fiscal year, if the annualized Consolidated EBITDA based on such quarter is greater than the applicable LTM Consolidated EBITDA, then such LQA Consolidated EBITDA number shall apply) does not exceed 4.50x, (ii) revise asset sale covenant to require the mandatory prepayment of the Term Loans with the net proceeds of any non-ordinary course asset sale (including the sale of freehold real estate in Italy and Portugal), (iii) include a covenant to deposit the amount received in respect of the Italian VAT receivables in respect of the 2022 and 2023 financial years up to an aggregate amount of $125,000,000 into a blocked and secured account to be applied in prepayment of the Term Loans on an agreed schedule, (iv) remove the ability to make dividends, equity repurchases and/or repayment of junior debt outside of the restricted group (except certain customary baskets), (v) include a cross-default provision to cause a default under the Credit Agreement upon any default under the Bridge Loan, (vi) provide a 1.95x MOIC to become immediately due and payable on the full amount outstanding under the Term Loans upon the occurrence of any MOIC Event occurring prior to the closing of the Sale (provided, that, notwithstanding the foregoing, in the event of a liquidation of the Company, the lenders shall be entitled to the then outstanding principal amount of Term Loans (plus accrued and unpaid interest), which for the avoidance of doubt shall be due and payable immediately and secured on a pari passu basis with respect to the Bridge Loans, plus an additional amount (the “TL Additional Amount”) equal to 95% of the then outstanding funded amount of Term Loans, which Additional Amount shall rank junior with respect to the Bridge Loan) (and for avoidance of doubt, no such MOIC shall be due at any time on and after the closing of the Sale) and (vii) reimbursement for fees related to the Amendment to be limited to the amount allocated to the Ad Hoc Group under the Cap.

Fees and Payments:	Upon the closing of the Sale, the AHG will receive a transaction fee of 7.50% of the outstanding principal amount of each AHG member’s Term Loans holdings as at the date of the Transaction Support Agreement, to be capitalised on the principal amount of the Term Loans, and allocated to the AHG pro rata to their respective holdings. The Company shall allocate $35 million (the “Cap”) of the proceeds from the Bridge Loan to (i) cover fees and expenses of the Ad Hoc Group, and (ii) pay any other fees and expenses related to the transactions in accordance with the Cost Cover Schedule. No other fees will be payable to the Ad Hoc Group in connection with the Sale. Additionally, the Company shall allocate proceeds from the Bridge Loan to provide an indemnity to the Administrators.

Expenses:	The Company will reimburse the Investors for all reasonable out-of-pocket costs, fees and expenses (including legal fees) incurred in connection with the Bridge Loan and/or Sale.

Administrator’s Indemnity	The Parties will procure that an indemnity is granted to the Administrators in connection with the consummation of the Transaction on the terms set out in Schedule 3 to the Agreement for Provision of Services dated 18 December 2023 between inter alios AlixPartners Services UK LLP and the Company.

FARFETCH US HOLDINGS, INC.

ALLURE SYSTEMS CORP.

BROWNS (SOUTH MOLTON STREET) LLC

FARFETCH.COM US, LLC

FASHION CONCIERGE POWERED BY FARFETCH, LLC

KICKS LITE LLC

SGNY1 LLC

STADIUM ENTERPRISES LLC

VIOLET GREY, INC.

WANNABY INC

each as Original Company Party

By:	/s/ José Neves

Name: José Neves
Title: Authorized Signatory

FARFETCH UK LIMITED
as Original Company Party

By:	/s/ José Neves

Name: José Neves
Title: Director

BROWNS (SOUTH MOLTON STREET) LIMITED
as Original Company Party

By:	/s/ José Neves
Name: José Neves
Title: Director

FARFETCH STORE OF THE FUTURE LIMITED
as Original Company Party

By:	/s/ José Neves
Name: José Neves
Title: Director

[Signature pages – Transaction Support Agreement]

SG ENTERPRISES EUROPE B.V.
as Original Company Party

By:	/s/ José Neves
Name:	José Neves
Title:	Director

FARFETCH OSPREY LIMITED
as Original Company Party

By:	/s/ José Neves
Name:	José Neves
Title:	Director

FARFETCH UK FINCO LIMITED
as Original Company Party

By:	/s/ Stephanie Kooij (née Phair)
Name:	Stephanie Kooij (née Phair)
Title:	Director

FASHION CONCIERGE UK LIMITED
as Original Company Party

By:	/s/ Stephanie Kooij (née Phair)
Name:	Stephanie Kooij (née Phair)
Title:	Director

FARFETCH PLATFORM SOLUTIONS LIMITED
as Original Company Party

By:	/s/ Kelly Kowal
Name:	Kelly Kowal
Title:	Director

[Signature pages – Transaction Support Agreement]

JBUX LIMITED
as Original Company Party

By:	/s/ Kelly Kowal
Name:	Kelly Kowal
Title:	Director

FARFETCH EUROPE TRADING B.V.
as Original Company Party

By:	/s/ Luís Teixeira
Name:	Luís Teixeira
Title:	Director

FARFETCH.COM LIMITED
as Original Company Party

By:	/s/ Stephanie Kooij (née Phair)
Name:	Stephanie Kooij (née Phair)
Title:	Director

FARFETCH HOLDINGS PLC
as Company

By:	/s/ Stephanie Kooij (née Phair)
Name:	Stephanie Kooij (née Phair)
Title:	Director

FARFETCH LIMITED
as Topco

By:	/s/ José Neves
Name:	José Neves
Title:	Director

[Signature pages – Transaction Support Agreement]

ORIGINAL PARTICIPATING SENIOR LENDER

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